Exhibit (a)(1)

OFFER TO EXCHANGE CERTAIN OUTSTANDING OPTIONS HELD BY ELIGIBLE EMPLOYEES FOR NEW OPTIONS
(THE “OFFER TO EXCHANGE”)

This document constitutes part of a prospectus relating to the Nuance Communications, Inc. 1998 Stock Plan and the Nuance Communications, Inc. 2000 Stock Plan covering securities that have been registered under the Securities Act of 1933, as amended.

March 1, 2002

NUANCE COMMUNICATIONS, INC.

Offer to Exchange All Outstanding, Unexercised Options with Exercise Prices Equal to or Greater than $15.00 Per Share Held by Eligible Employees under the Nuance Communications,Inc. 1998 Stock Plan and the Nuance Communications, Inc. 2000 Stock Plan for a New Option to be Granted under the Nuance Communications, Inc. 2000 Stock Plan

The offer and withdrawal rights of this Offer to Exchange expire at 5:00 p.m., Pacific Time, on March 29, 2002, unless the Offer is extended. Should you decide to tender your options or withdraw your tendered options, we must receive, before 5:00 p.m., Pacific Time, on March 29, 2002 (or such later date and time as we may extend the expiration of the Offer), a properly completed and executed Election Form and any other documents required by the Election Form or, as the case may be, a Notice to Change Election from Accept to Reject. These documents must be delivered by fax (fax # (650) 847-7077) or hand delivery to Nuance Communications, Inc., Stock Administration, Attn: Ron Bakis, 1005 Hamilton Court, Menlo Park, CA 94025. This is a one-time Offer, and we will strictly enforce the tender offer period and the cut-off time for the Offer of 5:00 p.m. Pacific Time on March 29, 2002.

Nuance Communications, Inc. (“Nuance”, “we” or “us”) is offering eligible employees the opportunity to exchange all outstanding options to purchase shares of Nuance common stock with exercise prices of $15.00 or more per share granted under the Nuance Communications, Inc. 1998 Stock Plan and the Nuance Communications, Inc. 2000 Stock Plan for a new option which we will grant under the Nuance Communications, Inc. 2000 Stock Plan. An “eligible employee” refers to all employees of Nuance or one of our subsidiaries, who are employees as of the date the Offer commences and as of the date the tendered options are cancelled, except members of the Board of Directors and executive officers of Nuance. To clarify, non-employee affiliates and contractors are not eligible for the Offer. Special tax considerations and rules may apply to eligible employees in Argentina, Australia, Brazil, Canada, France, Germany, Hong Kong, Italy, Korea, Spain and the United Kingdom. Please be sure to read Section 18 of the Offer to Exchange, where we discuss the tax consequences of participating in the Offer for eligible employees outside the United States and specific rules that may apply in certain jurisdictions to new options. We are making the Offer upon the terms and conditions described in this Offer to Exchange, the related memorandum from Ronald A. Croen dated March 1, 2002, the Election Form and the Notice to Change Election from Accept to Reject (which together, as they may be amended from time to time, constitute the “Offer”).

If you meet the eligibility requirements, and subject to the terms of this Offer, you will receive a new option grant to purchase a number of shares equal to the number of unexercised shares under the old option you are tendering if the exercise price of such option is between $15.00 and $26.23 per share. You will receive a new option to purchase a number of shares equal to 4 shares for every 5 unexercised shares under the old option you are tendering if the exercise price of such option is in excess of $26.23 per share. You may only tender options for all or none of the unexercised shares covered by any particular grant of options. Subject to the terms and conditions of this Offer, we will grant the new options no earlier than the first business day that is six months and one day after the date we cancel the options accepted for exchange. The Board of Directors of Nuance intends to grant the new options promptly after the date that is at least six months and one day from the date that we cancel the tendered options. All tendered options accepted by us through the Offer will be cancelled promptly after the date the Offer ends. The Offer is currently scheduled to expire at 5:00 p.m., Pacific Time on March 29, 2002, or such date and time as we may extend the Offer (the “Expiration Date”), and we expect to cancel options on April 1, 2002, or as soon as possible thereafter (the “Cancellation Date”).

If you tender any option grant for exchange, you will also be required to tender all option grants that you received during the six-month period prior to the commencement of the Offer. This means that if you participate in the Offer, you will be required to tender all options granted to you since September 1, 2001. Additionally, if you were granted a supplemental option on February 13, 2001 with respect to your tendered option, then you shall be required to tender such supplemental option as well.

The Offer is not conditioned on a minimum number of options being tendered. Participation in the Offer is completely voluntary. The Offer is subject to conditions that we describe in Section 7 of this Offer.

If you tender options for exchange as described in the Offer, and we accept your tendered options, then, subject to the terms of this Offer, we will grant you new options under the Nuance Communications, Inc. 2000 Stock Plan. In order to receive a new option pursuant to this Offer, you must continue to be an eligible employee as of the date on which the new options are granted, which will be no earlier than the first business day that is six months and one day after the Cancellation Date. Once your option is cancelled, it is gone forever. Accordingly, if your employment terminates for any reason prior to the grant of the new option, you will not have the benefit of the cancelled option or the new option. If you work or reside in Canada, then for purposes of receiving the new option, your employment with Nuance or one of its subsidiaries will be considered to have been terminated on the earlier of (i) the date your employment with Nuance or one of its subsidiaries actually terminates or (ii) the date you are provided with notice of termination from Nuance or one of its subsidiaries.

The exercise price per share of the new options will be 100% of the fair market value on the date of grant, as determined by the closing price of our common stock reported by the Nasdaq National Market for the last market trading day prior to the date of grant.

Each new option will be exercisable for the same number of shares as remained unexercised and outstanding under the tendered options if the option tendered has an exercise price between $15.00 and $26.23 per share. Each new option will be exercisable for 4 shares for every 5 shares subject to tendered options with an exercise price in excess of $26.23 per share.

Each new option granted will be vested and exercisable on its date of grant as to one-eighth (1/8th) of the shares subject to the new option and shall vest as to one forty-eighth (1/48th) of the shares subject to the new option each month thereafter on the same day of the month as the Cancellation Date such that it will be fully vested and exercisable four (4) years following the Cancellation Date, subject to your continued employment with Nuance or one of its subsidiaries on each such date. If you work or reside in Canada, then for purposes of vesting in the new option, your employment with Nuance or one of its subsidiaries will be considered to have been terminated on the earlier of (i) the date your employment with Nuance or one of its subsidiaries actually terminates, or (ii) the date your employer provides you with notice of termination from Nuance or one of its subsidiaries.

Although our Board of Directors has approved the Offer, neither we nor our Board of Directors make any recommendation as to whether you should tender or not tender your options for exchange. You must evaluate the risks associated with the Offer and make your own decision whether or not to tender your options.

Shares of Nuance common stock are traded on the Nasdaq National Market under the symbol “NUAN.” On February 28, 2002, the closing price of our common stock reported on the Nasdaq National Market was $5.80 per share.

We recommend that you evaluate current market quotes for our common stock, among other factors, before deciding whether or not to tender your options.

This Offer has not been approved or disapproved by the Securities and Exchange Commission (the SEC) or any state securities commission nor has the SEC or any state securities commission passed upon the accuracy or adequacy of the information contained in this Offer. Any representation to the contrary is a criminal offense.

You should direct general questions about the Offer or requests for additional copies of this Offer, the memorandum from Ronald A. Croen dated March 1, 2002, the Election Form and the Notice to Change Election From Accept to Reject to Ron Bakis at telephone number (650) 847-7177.

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IMPORTANT

If you wish to tender your options for exchange, you must complete and sign the Election Form in accordance with its instructions, and fax or hand deliver it and any other required documents to Nuance Communications, Inc. Stock Administration, Attn: Ron Bakis, at fax number (650) 847-7077.

We are not making the Offer to, and we will not accept any tender of options from or on behalf of, option holders in any jurisdiction in which the Offer or the acceptance of any tender of options would not be in compliance with the laws of that jurisdiction. However, we may, at our sole discretion, take any actions necessary for us to make the Offer to option holders in any of these jurisdictions.

We have not authorized any person to make any recommendation on our behalf as to whether you should tender or not tender your options through the Offer. You should rely only on the information in this document or to which we have referred you. We have not authorized anyone to give you any information or to make any representation in connection with the Offer other than the information and representations contained in this document and in the related memorandum from Ronald A. Croen dated March 1, 2002, the Election Form and the Notice to Change Election from Accept to Reject. If anyone makes any recommendation or representation to you or gives you any information, you must not rely upon that recommendation, representation or information as having been authorized by us.

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SUMMARY TERM SHEET

The following are answers to some of the questions that you may have about the Offer. We urge you to read carefully the remainder of this Offer to Exchange, the accompanying memorandum from Ronald A. Croen dated March 1, 2002, the Election Form and the Notice to Change Election From Accept to Reject because the information in this summary is not complete, and additional important information is contained in the remainder of this Offer to Exchange, the memorandum from Ronald A. Croen dated March 1, 2002, the Election Form and the Notice to Change Election From Accept to Reject, as well as our annual report on Form 10-K for the fiscal year ended December 31, 2001 and our quarterly report on Form 10-Q for the quarter ended October 2, 2001, both of which are being delivered to eligible employees with this Offer to Exchange. We have included page references to the remainder of this Offer to Exchange where you can find a more complete description of the topics in this summary.

Q1.	What securities are you offering to exchange?

A1.
We are offering to exchange all outstanding, unexercised options to purchase shares of common stock of Nuance with an exercise price of $15.00 or more granted under the Nuance Communications, Inc. 1998 Stock Plan and the Nuance Communications, Inc. 2000 Stock Plan that are held by eligible employees for new options we will grant under the Nuance Communications, Inc. 2000 Stock Plan. (Page 14)

Q2.	Who is eligible to participate?

A2.
Employees are eligible to participate if they are employees of Nuance or one of our subsidiaries as of the date the Offer commences and the date on which the tendered options are cancelled. However, our executive officers and members of the Board of Directors are not eligible to participate. To clarify, non-employee affiliates and contractors are not eligible to participate.

In order to receive a new option, you must remain an eligible employee as of the date the new options are granted, which will be no earlier than the first business day that is six months and one day after the Cancellation Date. If Nuance does not extend the Offer, the new options will be granted no earlier than October 2, 2002. If you work or reside in Canada, then for purposes of receiving the new option, your employment with Nuance or one of its subsidiaries will be considered to have been terminated on the earlier of (i) the date your employment with Nuance or one of its subsidiaries actually terminates or (ii) the date you are provided with notice of termination from Nuance or one of its subsidiaries. (Page 14)

Q3.	Are employees outside the United States eligible to participate?

A3.
All employees outside the United States are eligible to participate. The tender of your existing options for cancellation in exchange for the grant of new options may be a taxable event in certain countries outside of the U.S. Please be sure to read Section 18 of this Offer to Exchange, which discusses the tax consequences of participating in the Offer for employees outside of the United States. (Page 29)

Q4.	Why is Nuance making the Offer?

A4.
We believe that granting stock options provides an opportunity to: (1) align employee and stockholder interests, and (2) provide incentives for employees to achieve high levels of performance. The Offer provides an opportunity for us to offer eligible employees a valuable incentive to stay with our company. Some of our outstanding options, whether or not they are currently exercisable, have exercise prices that are significantly higher than the current market price of our shares (that is, these options currently are “underwater”). By making this offer to exchange outstanding options for new options that will have an exercise price equal to the market value of the shares on the grant date, we intend to provide our eligible employees with the benefit of owning options that over time may have a greater potential to increase in value. (Page 16)

Q5.	What are the conditions of the Offer?

A5.	The Offer is not conditioned on a minimum number of options being tendered. Participation in the offer is completely voluntary. The conditions are described in Section 7 of this Offer. (Page 20)

Q6.	Are there any eligibility requirements that I must satisfy after the expiration date of the Offer to receive the new options?

A6.
To receive a grant of new options through the Offer and under the terms of the 2000 Stock Plan you must be an eligible employee of Nuance or one of our subsidiaries as of the date the new options are granted. (Page 14)

As discussed below, subject to the terms of this Offer, we will grant the new options no earlier than the first business day that is six months and one day after the Cancellation Date. The Board of Directors of Nuance intends to grant the new options promptly after the date that is at least six months and one day from the Cancellation Date. If, for any reason, you do not remain an eligible employee of Nuance or one of our subsidiaries through the date we grant the new options, you will not receive any new options or other compensation in exchange for your tendered options that have been accepted for exchange and cancelled. If you work or reside in Canada, then for purposes of receiving the new option, your employment with Nuance or one of its subsidiaries will be considered to have been terminated on the earlier of (i) the date your employment with Nuance or one of its subsidiaries actually terminates or (ii) the date you are provided with notice of termination from Nuance or one of its subsidiaries. (Page 14)

Q7.	Can shares of restricted stock (often referred to as “83(b) shares”) be tendered for exchange?

A7.	No. Shares that have already been purchased, whether vested or unvested, are not eligible to be tendered for exchange.

Q8.	How many new options will I receive in exchange for my tendered options?

A8.
If you meet the eligibility requirements, and subject to the terms of this Offer, we will grant you a new option to purchase the number of shares equal to the number of unexercised shares covered by the option you are tendering (that is, options will be exchanged on a one-for-one basis) for tendered options with an exercise price between $15.00 and $26.23. We will grant you a new option to purchase the number of shares equal to 4 shares for every 5 unexercised shares covered by the option you are tendering (that is, options will be exchanged on a four-for-five basis) for tendered options with an exercise price in excess of $26.23. New options will be granted under the Nuance Communications, Inc. 2000 Stock Plan, unless prevented by law or applicable regulations. All new options will be subject to a new option agreement between you and Nuance. (Page 15)

Q9.	When will I receive my new options?

A9.
We will grant the new options no earlier than the first business day that is six months and one day after the Cancellation Date. The Board of Directors of Nuance intends to grant the new options promptly after the date that is at least six months and one day from the Cancellation Date. If we cancel tendered options on

April 1, 2002, which is the scheduled date for the cancellation of the options (the first business day following the Expiration Date), the new options will be granted no earlier than October 2, 2002. (Page 19)

Q10.	Why won’t I receive my new options immediately after the Expiration Date of the Offer?

A10.
If we were to grant the new options on any date that is earlier than six months and one day after the date we cancel the options accepted for exchange, we would be subject to onerous accounting charges. We would be required for financial reporting purposes to treat the new options as variable awards. This means that we would be required to record the non-cash accounting impact of decreases and increases in our share price as a compensation expense for the new options issued under this Offer. We would have to continue this variable accounting for these new options until they were exercised, forfeited or terminated. The higher the market value of our shares, the greater the compensation expense we would have to record. By deferring the grant of the new options for six months and one day, we believe we will not have to treat the new options as variable awards. (Page 27)

Q11.	If I tender options in the Offer, will I be eligible to receive other option grants before I receive my new options?

A11.
No. If we accept options you tender in the Offer, you will not be granted any other options until at least the grant date for your new options. We will defer the grant to you of any other options for which you may otherwise be eligible to avoid incurring compensation expense against our earnings because of accounting rules that could apply to these interim option grants as a result of the Offer. However, you will not receive any such options if you are no longer an eligible employee of Nuance or one of our subsidiaries on the date the new options are granted pursuant to the Offer, which will be at least six months and one day following the Cancellation Date. We are expecting to grant performance-based options some time in April. The Board of Directors of Nuance has not yet decided how many shares will be subject to such options and who will be eligible to receive them. If you participate in the Offer and are chosen to receive a performance-based option, it will not be granted until October 2, 2002, at the earliest, subject to you continued employment with Nuance or one of its subsidiaries on such date. If you do not participate in the Offer and you are chosen to receive a performance-based option, then you will receive such option shortly after the Board of Directors makes its determination. Please note that there is no guarantee that you will be granted a performance-based option. (Page 19)

Q12.	Will I be required to give up all my rights to the cancelled options?

A12.
Yes. Once we have accepted options tendered by you, your options will be cancelled and you will no longer have any rights under those options. We currently expect to accept all properly tendered options promptly following the Expiration Date. You have the right to change your election regarding particular tendered options at any time before the Expiration Date. The Expiration Date is expected to be 5:00 p.m., Pacific Time, on March 29, 2002, unless we extend it. Thus, if for any reason you do not remain an eligible employee of Nuance or one of our subsidiaries through the date we grant the new options, you will not receive any new options or other compensation in exchange for your tendered options that have been accepted for exchange and cancelled. (Page 19)

Q13.	What will the exercise price of the new options be?

A13.
The exercise price per share of the new options will be 100% of the fair market value of our common stock on the date of grant, as determined by the closing price reported by the Nasdaq National Market for the last market trading day prior to the date of grant. (Page 23)

Accordingly, we cannot predict the exercise price of the new options. Because the grant of new options will occur no earlier than the first business day that is six months and one day after the Cancellation Date, there is a risk that the new options may have a higher exercise price than some or all of your current options. We recommend that you evaluate current market quotes for our shares, among other factors, before deciding whether or not to tender your options. (Pages 26 and 38)

Q14.	If I choose to tender an option that is eligible for exchange, do I have to tender all the shares covered by that option?

A14.
Yes. We are not accepting partial tenders of options. However, you may tender the remaining portion of an option that you have partially exercised. Accordingly, you may tender one or more of your option grants, but you may only tender all of the unexercised shares covered by each option grant or none of those shares.

Also, if you decide to tender any of your option grants, then you must tender all of your options that were granted to you during the six-month period prior to the commencement of the Offer (that is, since September 1, 2001). For example, if you received an option grant in June 2001 and a grant in December 2001 and you want to tender your June 2001 option grant, you would also be required to tender your December 2001 option grant. Additionally, if you were granted a supplemental option on February 13, 2001 with respect to your tendered option, then you will be required to tender such supplemental option as well. You are not required to tender any other awards, including grants of restricted stock. (Pages 14 and 15)

Q15.	When will the new options vest?

A15.
The newly issued options will be vested and exercisable on its date of grant as to one-eighth (1/8th) of shares subject to the new option and shall vest as to one forty-eighth (1/48th) of the shares covered by such option each month thereafter on the same day of the month as the Cancellation Date such that it will be fully vested and exercisable four (4) years from the Cancellation Date, subject to your continued employment with Nuance or one of its subsidiaries on each such date. If you work or reside in Canada, then for purposes of vesting in the new option, your employment with Nuance or one of its subsidiaries will be considered to have been terminated on the earlier of (i) the date your employment with Nuance or one of its subsidiaries actually terminates, or (ii) the date your employer provides you with notice of termination from Nuance or one of its subsidiaries. (Page 23)

Q16.	What if Nuance enters into a merger or other similar transaction?

A16.
It is possible that, prior to the grant of new options, we might effect, or enter into an agreement providing that we will enter into, a merger or other similar transaction. The Promise to Grant Stock Option, which we will give you, is a binding commitment, and we will require that any successor to our company be legally obligated by that commitment. (Page 21)

You should be aware that these types of transactions could have substantial effects on our share price, including, potentially, substantial appreciation in the price of our shares. Depending on the structure of the transaction, tendering option holders might be deprived of any further price appreciation in the shares associated with the new options. For example, if our shares were acquired in a cash merger, the fair market value of our shares, and hence the price at which we grant the new options, would likely be a price at or near the cash price being paid for the shares in the transaction, yielding limited or no financial benefit to a recipient of the new options for that transaction. In addition, in the event of an acquisition of our company for stock, tendering option holders might receive new options to purchase shares of a different issuer. (Page 21)

Q17.	Are there circumstances where I would not be granted new options?

A17.
Yes. Even if we accept your tendered options, we will not grant new options to you if we are prohibited by applicable law or regulations from doing so. Such a prohibition could result from changes in foreign laws, SEC rules, regulations or policies or Nasdaq National Market listing requirements. We will use reasonable efforts to avoid the prohibition, but if it is applicable throughout the period from the first business day that is six months and one day after the Cancellation Date, you will not be granted a new option. We do not anticipate any such prohibitions and are referring to the possibility in an abundance of caution. (Page 20) Also, if you are no longer an eligible employee on the date we grant new options, you will not receive any new options or any consideration on account of the cancelled options. (Page 14)

Q18.	What happens to options that I choose not to tender or that are not accepted for exchange?

A18.
Options that you choose not to tender for exchange or that we do not accept for exchange retain their current exercise price and current vesting schedule and remain outstanding until you exercise them or they expire by their terms. (Page 15)

You should note that there is a risk that any incentive stock options (“ISOs”) you hold may be affected, even if you do not participate in the exchange. We believe that you will not be subject to current U.S. federal income tax if you do not elect to participate in the option exchange program. We also believe that the option exchange program will not change the U.S. federal income tax treatment of subsequent grants and exercises of your incentive stock options (and sales of shares acquired upon exercise of such options) if you do not participate in the option exchange program. (Page 28)

However, the IRS may characterize the option exchange program as a “modification” of those incentive stock options for U.S. tax purposes, even if you decline to participate. In 1991, the IRS issued a private letter ruling in which another company’s option exchange program was characterized as a “modification” of the ISO that could be exchanged. This does not necessarily mean that our offer to exchange options will be viewed the same way. Private letter rulings issued by the IRS contain the IRS’s opinion regarding only the specific facts presented by a specific person or company. The person or company receiving the letter may rely on it, but no other person or company may rely on the letter ruling or assume the same opinion would apply to their situation, even if the facts at issue are similar. While such letters do not provide certainty, they may indicate how the IRS will view a similar situation. (Page 28)

We, therefore, do not know if the IRS will assert the position that our offer constitutes a “modification” of ISOs that can be tendered. A successful assertion by the IRS of this position could extend the options’ holding period to qualify for favorable tax treatment. Accordingly, to the extent you dispose of your ISO shares prior to the lapse of the new extended holding period, your ISO could be taxed similarly to a nonstatutory stock option (“NSO”). (Page 28)

Q19.	Will I have to pay taxes if I exchange options in the Offer?

A19.
If you exchange your current options for new options, you should not be required under current law to recognize income for U.S. federal income tax purposes at the time of the exchange. Further, at the grant date of the new options, you will not be required under current law to recognize income for U.S. federal income tax purposes. We recommend that you consult with your own tax advisor to determine the tax consequences of tendering options through the Offer. If you are an eligible employee resident outside of the United States or otherwise subject to the tax laws of a jurisdiction outside of the United States, we likewise recommend that you consult with your own tax advisor to determine the tax and social contribution consequences of the Offer under the laws of the country in which you live and work. Also please refer to Sections 17 and 18 of this Offer to Exchange. (Pages 28 and 29)

Q20.	If my current options are ISOs, will my new options be ISOs?

A20.
If your current options are ISOs, your new options will be granted as ISOs. However, if the new option is granted as an ISO, one requirement for options to qualify as incentive stock options under the current U.S. tax laws is that the value of shares subject to options that first become exercisable by the option holder in any calendar year cannot exceed $100,000, as determined using the option exercise price. The excess value is deemed to be a nonstatutory stock option, which is an option that is not qualified to be an ISO under current U.S. tax laws. It is possible that by participating in this exchange, your options will exceed this limit and will be treated as nonstatutory stock options. (Page 22)

Q21.	When will my new option expire?

A21.	Your new option will expire ten (10) years from the date of grant, or earlier if your employment with Nuance or one of our subsidiaries terminates. (Page 22)

Q22.	When does the Offer expire? Can the Offer be extended, and if so, how will I be notified if it is extended?

A22.
The Offer expires on March 29, 2002, at 5:00 p.m., Pacific Time, unless we extend it. We may, in our sole discretion, extend the Offer at any time, but we cannot assure you that the Offer will be extended or, if extended, for how long. If the Offer is extended, we will make a public announcement of the extension no later than 6:00 a.m., Pacific Time, on the next business day following the previously scheduled expiration of the offer period. (Page 37)

Q23.	How do I tender my options?

A23.
If you decide to tender your options, we must receive, before 5:00 p.m., Pacific Time, on March 29, 2002 (or such later date and time as we may extend the Expiration Date), a properly completed and executed Election Form and any other documents required by the Election Form via fax (fax # (650) 847-7077) or hand delivery to Nuance Communications, Inc., Stock Administration, Attn: Ron Bakis, 1005 Hamilton Court, Menlo Park, California 94025. This is a one-time offer, and we will strictly enforce the tender offer period and the cut-off time for the Offer of 5 p.m., Pacific Time on March 29, 2002 (or such later date and time as we may extend the expiration of the Offer). We reserve the right to reject any or all tenders of options that we determine are not in appropriate form or that we determine are unlawful to accept. Subject to our rights to extend, terminate and amend the Offer, we currently expect that we will accept all properly tendered options promptly after the Expiration Date. (Page 17)

Q24.	During what period of time may I withdraw previously tendered options?

A24.
You may withdraw your tendered options at any time before the Offer expires at 5:00 p.m., Pacific Time, on March 29, 2002. If we extend the Offer beyond that time, you may withdraw your tendered options at any time until the extended expiration of the Offer. To withdraw tendered options, you must deliver to us via fax (fax # (650) 847-7077) or hand delivery to Nuance Communications, Inc., Stock Administration, Attn: Ron Bakis, 1005 Hamilton Court, Menlo Park, California 94025, a signed Notice to Change Election From Accept to Reject, with the required information while you still have the right to withdraw the tendered options. Once you have withdrawn options, you may re-tender options only by again following the delivery procedures described above prior to the expiration of the Offer. (Page 18)

Q25.	Can I change my election regarding particular tendered options?

A25.
Yes, you may change your election regarding particular tendered options at any time before the Offer expires at 5:00 p.m., Pacific Time, on March 29, 2002. If we extend the Offer beyond that time, you may change your election regarding particular tendered options at any time until the extended expiration of the

Offer. In order to change your election, you must deliver to us via fax (fax # (650) 847-7077) or hand delivery to Nuance Communications, Inc., Stock Administration, Attn: Ron Bakis, 1005 Hamilton Court, Menlo Park, California 94025, a new Election Form, which includes the information regarding your new election, and is clearly dated after your original Election Form. (Page 18)

Q26.	Do Nuance and its Board of Directors recommend that I take the Offer?

A26.
Although our Board of Directors has approved the Offer, neither we nor our Board of Directors makes any recommendation as to whether you should tender or not tender your options. You must make your own decision whether or not to tender options. We strongly urge you to read this Offer to Exchange, the related memorandum from Ronald A. Croen, dated March 1, 2002, the Election Form and the Notice to Change Election from Accept to Reject and understand the risks before making your decision. For a summary of the risks relating to the Offer, please see “Certain Risks of Participating in the Offer” beginning on page 9 of this Offer to Exchange. For questions regarding tax implications or other investment related questions, you should talk to your own legal counsel, accountant and/or financial advisor. (Page 39)

Q27.	Who can I talk to if I have questions about the Offer?

A27.	For questions about the Offer, you should contact Ron Bakis at (650) 847-7177.

Q28.	Where can I obtain copies of the documents constituting the Offer?

A28.	You can obtain copies of the documents constituting the Offer by contacting Ron Bakis at (650) 847-7177.

CERTAIN RISKS
OF PARTICIPATING IN THE OFFER

Participation in the Offer involves a number of potential risks, including those described below. This list and the risk factors, beginning on page 10 in Nuance’s Annual Report on Form 10–K for the fiscal year ended December 31, 2000, filed on April 2, 2001, and on page 12 in Nuance’s Quarterly Report on Form 10-Q, for the quarter ended September 31, 2001, filed on November 14, 2001, highlight the material risks of participating in this Offer. Eligible participants should carefully consider these risks and are encouraged to speak with an investment and tax advisor as necessary before deciding to participate in the Offer. In addition, we strongly urge you to read the rest of this Offer to Exchange, along with the memorandum from Ronald A. Croen, dated March 1, 2002, the Election Form and the Notice to Change Election from Accept to Reject, for a more detailed discussion of the risks which may apply to you, before deciding to participate in this Offer.

ECONOMIC RISKS

If your employment terminates for any reason prior to the grant of the new option, you will not receive a new option or the return of your cancelled option.

Once your option is cancelled, you will no longer have any rights with respect to it. Accordingly, if your employment terminates for any reason prior to the grant of the new option, you will have the benefit of neither the cancelled option nor the new option. The Offer is not a guarantee of employment for any period. Your employment with Nuance or one of its subsidiaries remains “at will” and may be terminated at any time by either you or Nuance (or one of its subsidiaries, as applicable), with or without cause or notice, subject to the provisions of the laws of your country of residence. If you work or reside in Canada, then for purposes of receiving the new option, your employment with Nuance or one of its subsidiaries will be considered to have been terminated on the earlier of (i) the date your employment with Nuance or one of its subsidiaries actually terminates or (ii) the date you are provided with notice of termination from Nuance or one of its subsidiaries.

If our stock price increases after the date your tendered options are cancelled, your cancelled options might have been worth more than the new options that you will receive in exchange for them.

We cannot predict the exercise price of new options. Because we will grant new options no earlier than the first business day that is six months and one day after the Cancellation Date, the new options may have a higher exercise price than some or all of your current options. For example, if you cancel options with a $20 exercise price, and Nuance’s stock appreciates to $30 when the new option grants are made, your new option will have a higher exercise price than the cancelled option.

Participation in the Offer will make you ineligible to receive any new option grants until October 2, 2002, at the earliest.

Employees are generally eligible to receive option grants at any time that the Board of Directors or Compensation Committee chooses to make them. However, if you participate in the Offer, you will not be eligible to receive the options issued to you in exchange for your tendered options until the first business day that is six months and one day after the date we cancel the options tendered in the Offer. Our Board of Directors intends to grant the new options promptly after the date that is at least six months and one day after the date we cancel options tendered in this Offer.

In addition, besides the new options to be granted in connection with the Offer, you will not be eligible to receive any other option grants until October 2, 2002 at the earliest. We are expecting to grant performance-based options some time in April. The Board of Directors of Nuance has not yet decided how many shares will be subject to such options and who will be eligible to receive them. If you participate in the Offer and are chosen to receive a performance-based option, it will not be granted until October 2, 2002, at the earliest, subject to you continued employment with Nuance or one of its subsidiaries on such date. If you do not participate in the Offer and you are chosen to receive a performance-based option, then you will receive such option shortly after the Board of Directors makes its determination. Please note that there is no guarantee that you will be granted a performance-based option.

If we are prohibited by applicable law or regulations from granting new options, you will receive neither a new option nor the return of your cancelled option.

We will not grant new options to you if we are prohibited by applicable law or regulations from doing so. Such a prohibition could result from changes in foreign laws, SEC rules, regulations or policies or Nasdaq listing requirements. We are unaware of such prohibition at this time, and we will use reasonable efforts to effect the grant, but if the grant is prohibited as of the date of grant we will not grant you any new options and you will not receive any other compensation for the options you tendered. We do not anticipate any such prohibitions and are referring to the possibility in an abundance of caution.

TAX-RELATED RISKS FOR U.S. RESIDENTS

Even if you elect not to participate in the option exchange program, your ISOs may be affected.

We believe that you will not be subject to current U.S. federal income tax if you do not elect to participate in the option exchange program. We also believe that the option exchange program will not change the U.S. federal income tax treatment of subsequent grants and exercises of your ISOs (and sales of shares acquired upon exercises of such options) if you do not participate in the option exchange program.

However, the IRS may characterize the option exchange program as a “modification” of those ISOs, even if you decline to participate. In 1991, the IRS issued a private letter ruling in which another company’s option exchange program was characterized as a “modification” of the ISOs that could be exchanged. This does not necessarily mean that our offer to exchange options will be viewed the same way. Private letter rulings issued by the IRS contain the IRS’s opinion regarding only the specific facts presented by a specific person or company. The person or company receiving the letter may rely on it, but no other person or company may rely on the letter ruling or assume the same opinion would apply to their situation, even if the facts at issue are similar to those in the letter. While such letters do not provide certainty, they may indicate how the IRS will view a similar situation. We, therefore, do not know if the IRS will assert the position that our offer constitutes a “modification” of ISOs that can be tendered. A successful assertion by the IRS of this position could extend the options’ holding period to qualify for favorable tax treatment. Accordingly, to the extent you dispose of your ISO shares prior to the lapse of the new extended holding period, your ISO could be taxed similarly to an NSO.

TAX-RELATED RISKS FOR NON-U.S. RESIDENTS

ARGENTINA

No antecedents exist in Argentina with regards to the proposed option exchange program. We believe that you will not be subject to taxation in Argentina upon exchanging unexercised options under the option exchange program. We also believe that the new options received under the option exchange program shall be subject to taxation when exercised as further explained in Section 18 of this Offer to Exchange.

However, as from December, 2001, the Argentine Government has enacted sweeping legislation to address the current financial, economic and political crisis in Argentina. These new laws cover a variety of financial, tax and social security provisions and will require new regulations to implement such provisions.

Consequently, any advice regarding Argentine legislation might not be accurate or reflect the current situation at the time you are granted the new options. Therefore, you are strongly encouraged to contact your personal tax advisor regarding the impact of your participation in the Offer taking into account any amendments to applicable legislation that might be passed.

AUSTRALIA

We believe that you will not be subject to local income taxes as a result of whether or not you participate in the option exchange program.

BRAZIL

We believe that you will not be subject to local income taxes as a result of whether or not you participate in the option exchange program.

CANADA

It is likely that the grant of new options subsequent to the tender and cancellation of old options will not create a taxable event. If this is the case, subject to the deferral provisions discussed below, you will recognize taxable income upon exercise of the new option based on one-half of the difference between the fair market value of the shares on the date of exercise and the exercise price. You may be eligible to defer taxation on the income from the exercise of the option until the earlier of the time that you sell the shares purchased on exercise, die or become a nonresident of Canada. To be eligible for the deferral, you must file an election containing the prescribed information with your employer by 15 January of the year following the year in which you acquire the shares under the plan and you must file Form T1212 with CCRA for each year during which you hold the deferred options. You can only defer taxation on the taxable income up to the first C$100,000 worth of options that vest in any one year. For the purpose of calculating this limit, the value of an option equals the fair market value of the shares subject to the option at the time the option was granted.

When you sell the shares, assuming you have deferred taxation, you also will be subject to tax on an amount equal to one-half of the difference between the sale price and the fair market value of the shares on the date of exercise (less any brokerage fees). If your proceeds of disposition are less than the fair market value on the date of exercise, you will realize an allowable capital loss. An allowable capital loss may be used to offset taxable capital gains arising in the year, the three previous years or any future year.

It is possible that the cancellation of old options and grant of new options will be considered by the taxation authorities in Canada to be a single transaction, rather than the delivery of the old options for no consideration and the grant of new options. In such a case, you may lose the benefit of the preferential 50% deduction ordinarily available on the exercise of your options.

FRANCE

We believe that you will not be subject to local income taxes as a result of whether or not you participate in the option exchange program.

GERMANY

We believe that you will not be subject to local income taxes as a result of whether or not you participate in the option exchange program.

HONG KONG

We believe that you should not be subject to tax when the existing option is exchanged for the new option, nor will you be subject to tax when the new option vests. Upon the exercise of your new option, you will be subject to tax on the difference between the fair market value of the stock at the time of exercise and the stock option price of the new option. You are responsible for paying over to the Inland Revenue Department any tax due. You will not be subject to tax when you sell the stock.

ITALY

We believe that you will not be subject to local income taxes as a result of whether or not you participate in the option exchange program.

KOREA

We believe that you will not be subject to local income taxes as a result of whether or not you participate in the option exchange program.

SPAIN

We believe that you will not be subject to local income taxes as a result of whether or not you participate in the option exchange program.

UNITED KINGDOM

We believe that you will not be subject to UK income tax if you do not elect to participate in the option exchange program. We also believe that you will not be subject to income tax when your new options are granted or when they vest. However, if your new options are considered non tax qualified options, you will be subject to income tax on the exercise of your new options in the same way as you would have been on the exercise of your existing options, assuming the share price exceeds the exercise price at the date of exercise and. Assuming your existing options were granted on or after 6 April 1999, if like your old options your new options are not UK tax qualified options, they will be subject to national insurance contributions (“NICs”) at the time of exercise (in the same way as your existing options would be subject to NICs).

If your new options are UK tax qualified options the spread arising on the exercise of the options will be exempt from income tax provided the option is exercised at least three years after the date of grant; at least three years after the last tax exempt exercise; and also provided the plan is still approved by the UK Revenue at the time of exercise. UK tax qualified options are exempt from NICs whenever they are exercised, provided the plan is still approved by the UK Revenue at the time of exercise.

BUSINESS-RELATED RISKS

For a description of risks related to Nuance’s business, please see the risk factors beginning on page 10 of our Annual Report on Form 10-K for the fiscal year ended December 31, 2000 and beginning on page 12 of our Quarterly Report on Form 10-Q for the quarter ended October 2, 2001. See “Additional Information” beginning on page 44 for instructions on how you can obtain additional copies of these and of other Nuance Securities and Exchange Commission (“SEC”) filings.

INTRODUCTION

Nuance Communications, Inc. (“Nuance”, “we” or “us”) is offering eligible employees the opportunity to exchange all outstanding options to purchase shares of Nuance common stock granted under the Nuance Communications, Inc. 1998 Stock Plan and the Nuance Communications, Inc. 2000 Stock Plan for a new option we will grant under the Nuance Communications, Inc. 2000 Stock Plan. An “eligible employee” refers to all employees of Nuance or one of our subsidiaries, who are employees as of the date the Offer commences and as of the date the tendered options are cancelled, except our executive officers and members of the Board of Directors. Special tax considerations may apply to employees resident or otherwise subject to taxation in Argentina, Australia, Brazil, Canada, France, Germany, Hong Kong, Italy, Korea, Spain and the United Kingdom. Please be sure to read Section 18 of the Offer to Exchange, which discusses the tax consequences of participating in the Offer for employees outside the United States. We are making the Offer upon the terms and the conditions described in this Offer to Exchange, the related memorandum from Ronald A. Croen dated March 1, 2002, the Election Form and the Notice to Change Election from Accept to Reject (which together, as they may be amended from time to time, constitute the “Offer”).

If you qualify as an eligible employee, we will grant you a new option to purchase the same number of unexercised shares covered by old options you are tendering with an exercise price between $15.00 and $26.23 per share. We will grant you a new option to purchase 4 shares for every 5 shares subject to your old options with an exercise price in excess of $26.23 per share. Subject to the terms and conditions of this Offer, we will grant the new options no earlier than the first business day that is six months and one day after the date we cancel the options accepted for exchange. The grant date for the new options will be no earlier than October 2, 2002, unless the Offer is extended, in which case the grant date of the new options will be no earlier than six months and one day after the cancellation of the options accepted for exchange. You may only tender options for all or none of the unexercised shares subject to a particular option grant. Partial tenders consisting of some, but not all, of the unexercised shares subject to an option grant will not be accepted.

All tendered options accepted by us through the Offer will be cancelled promptly after the date the Offer ends. The Offer is currently scheduled to expire at 5:00 p.m. Pacific Time on March 29, 2002, or such date and time as we may extend the Offer (the “Expiration Date”), and we expect to cancel options on April 1, 2002, or as soon as possible thereafter (the “Cancellation Date”). If you tender any option grant for exchange, you will be required to also tender all option grants that you received during the six-month period prior to the commencement of the Offer. Additionally, if you were granted a supplemental option on February 13, 2001 with respect to an option you wish to tender, you will be required to tender such supplemental option as well. Since we currently expect to cancel all tendered options on April 1, 2002, this means that if you participate in the Offer, you will be required to tender all options granted to you since September 1, 2001.

The Offer is not conditioned on a minimum number of options being tendered. Participation in the Offer is completely voluntary. The Offer is subject to conditions that we describe in Section 7 of this Offer.

If you tender options for exchange as described in the Offer, and we accept your tendered options, then, subject to the terms of this Offer, we will grant you new options under the Nuance Communications, Inc., 2000 Stock Plan. In order to receive a new option pursuant to this Offer, you must continue to be an eligible employee as of the date on which the new options are granted, which will be no earlier than six months and one day after the Cancellation Date. If you work or reside in Canada, then for purposes of receiving the new option, your employment with Nuance or one of its subsidiaries will be considered to have been terminated on the earlier of (i) the date your employment with Nuance or one of its subsidiaries actually terminates, or (ii) the date your employer provides you with notice of termination from Nuance or one of its subsidiaries.

The exercise price per share of the new options will be 100% of the fair market value on the date of grant, as determined by the closing price of our common stock reported by the Nasdaq National Market for the last market trading day prior to the date of grant.

Each new option will cover the same number of shares as remained outstanding under tendered options with an exercise price between $15.00 and $26.23 per share. Each new option will cover 4 shares for every 5 shares subject to tendered options with an exercise price in excess of $26.23 per share.

Each new option granted will be vested and exercisable on its date of grant as to one-eighth (1/8th) of the shares subject to the new option and shall vest as to one forty-eighth (1/48th) of the shares covering the option each month thereafter on the same day of the month as the Cancellation Date such that it will be fully vested and exercisable four (4) years from the Cancellation Date, subject to your continuing to be an employee of Nuance or one of our subsidiaries on each such date. If you work or reside in Canada, then for purposes of vesting in the new option, your employment with Nuance or one of its subsidiaries will be considered to have been terminated on the earlier of (i) the date your employment with Nuance or one of its subsidiaries actually terminates, or (ii) the date your employer provides you with notice of termination from Nuance or one of its subsidiaries.

Options that you do not tender for exchange or that we do not accept for exchange retain their current exercise price and current vesting schedule and remain outstanding until you exercise them or they expire by their terms.

As of February 20, 2002, options to purchase 7,691,896 of our shares were issued and outstanding, of which options to purchase approximately 5,437,911 of our shares, constituting approximately 71%, were held by eligible employees. Of these options held by eligible employees, only options to purchase 2,464,513 are eligible for the offer.

THE OFFER

1.     Eligibility

Employees are “eligible employees” if they are employees of Nuance or one of our subsidiaries as of the date the Offer commences and the date on which the tendered options are cancelled, except our executive officers and members of the Board of Directors. To clarify, non-employee affiliates and contractors are not eligible to participate in the Offer. Special tax considerations may apply to employees resident or otherwise subject to taxation in Argentina, Australia, Brazil, Canada, France, Germany, Hong Kong, Italy, Korea, Spain and the United Kingdom. Please be sure to read Section 18 of this Offer, where we discuss the tax consequences of participating in the Offer for eligible employees outside the United States.

In order to receive a new option, you must remain an eligible employee as of the date the new options are granted, which will be no earlier than the first business day that is six months and one day after the date we cancel the options accepted for exchange. If, for any reason, you do not remain an eligible employee of Nuance or one of our subsidiaries through the date we grant the new options, you will not receive any new options or other compensation in exchange for your tendered options that have been accepted for exchange and cancelled. If you work or reside in Canada, then for purposes of receiving the new option, your employment with Nuance or one of its subsidiaries will be considered to have been terminated on the earlier of (i) the date your employment with Nuance or one of its subsidiaries actually terminates, or (ii) the date your employer provides you with notice of termination from Nuance or one of its subsidiaries. Subject to the terms and conditions of this Offer, if Nuance does not extend the Offer and your options are properly tendered by March 29, 2002, you will be granted new options no earlier than October 2, 2002.

2.    Number of Options; Expiration Date

Subject to the terms and conditions of the Offer, we will exchange all outstanding, unexercised options with exercise prices of $15.00 per share or more to purchase shares of Nuance common stock granted under the Nuance Communications, Inc. 1998 Stock Plan and the Nuance Communications, Inc. 2000 Stock Plan that are held by eligible employees for a new option we will grant under the Nuance Communications, Inc. 2000 Stock Plan. The options must be properly tendered and not validly withdrawn in accordance with Section 5 before the “Expiration Date,” as defined below.

We are not accepting partial tenders of options. However, you may tender the remaining portion of an option which you have partially exercised. Accordingly, you may tender one or more of your option grants, but you may only tender all of the unexercised shares covered by each option grant or none of those shares. For example, and except as otherwise described below, if you hold (i) an option grant to purchase 1,000 shares at $2.00 per share, 700 of which you have already exercised, (ii) an option grant to purchase 1,000 shares at an exercise price of $4.00 per share and (iii) an option grant to purchase 2,000 shares at an exercise price of $6.00 per share, you may tender:

•	none of your options;

•	your first option grant covering 300 remaining unexercised shares;

•	your second option grant covering all 1,000 shares;

•	your third option grant covering all 2,000 shares;

•	two of your three option grants; or

•	all three of your option grants.

In this example, the above describes your only choices. For example, you may not tender your first option grant with respect to only 150 shares (or any other partial amount) under that grant or less than all of the shares under the second and third option grants.

Also, if you decide to tender any of your option grants, then you must tender all of your options that were granted to you during the six-month period prior to the commencement of the Offer (that is, September 1, 2001). For example, if you received an option grant in June 2001 and a grant in December 2001 and you want to tender your June 2001 option grant, you would also be required to tender your December 2001 option grant. Additionally, if you were granted a supplemental option on February 13, 2001 with respect to an option you wish to tender, then you must also tender the supplemental option. You are not required to tender any other awards, including grants of restricted stock.

If your options are properly tendered and accepted for exchange, we will grant you a new option to purchase the number of shares equal to the number of unexercised shares covered by the options you tender with an exercise price between $15.00 and $26.23 per share. We will grant you new options to purchase a number of shares equal to 4 shares for every 5 shares subject to options you tender with an exercise price in excess of $26.23 per share. The number of shares subject to the new options will be subject to adjustments for any stock splits, stock dividends and similar events and subject to the terms of this Offer. All new options will be subject to the terms of:

•	the Nuance Communications, Inc. 2000 Stock Plan; and

•	a new option agreement between you and Nuance.

Once we have accepted options you tender, your options will be cancelled and you will no longer have any rights under those options. We currently expect to accept all properly tendered options promptly following the expiration of the Offer. You have the right to change your election regarding particular tendered options at any time before the expiration of the Offer. If, for any reason, you do not remain an eligible employee of Nuance or one of our subsidiaries through the date we grant the new options, you will not receive any new options or other compensation in exchange for your tendered options that have been accepted for exchange. This means that if you resign, with or without a good reason, or die or we terminate your employment for any reason, prior to the date we grant the new options, you will not receive anything for the options that you tendered and we cancelled. Please note that if you work or reside in Canada, then for purposes of receiving the new option, your employment with Nuance or one of its subsidiaries will be considered to have been terminated on the earlier of (i) the date your employment with Nuance or one of its subsidiaries actually terminates, or (ii) the date your employer provides you with notice of termination from Nuance or one of its subsidiaries.

Options that you do not tender for exchange or that we do not accept for exchange retain their current exercise price and current vesting schedule and remain outstanding until you exercise them or they expire by their terms.

The term “Expiration Date” means 5:00 p.m., Pacific Time, on March 29, 2002, unless and until we, in our sole discretion, have extended the period of time during which the Offer will remain open, in which event the term “Expiration Date” refers to the latest time and date at which the Offer, as so extended, expires. If you decide to tender your option or withdraw your tendered options, we must receive, before 5:00 p.m., Pacific Time, on March 29, 2002 (or such date and time as we may extend the expiration of the Offer), a properly completed and executed Election Form and any other documents required by the Election Form, or as the case may be, a Notice to Change Election from Accept to Reject. This is a one–time offer, and we will strictly enforce the tender offer period and the cut–off time for the Offer. See Section 19 of this Offer to Exchange for a description of our rights to extend, delay, terminate and amend the Offer.

If we decide to take any of the following actions, we will publish notice or otherwise inform you in writing of such action:

•	we increase or decrease the amount of compensation offered for the options;

•	we decrease the number of options eligible to be tendered in the Offer; or

•
we increase the number of options eligible to be tendered in the Offer by an amount that exceeds 2% of the shares issuable upon exercise of the options that are subject to the Offer immediately prior to the increase.

If the Offer is scheduled to expire within ten (10) business days from, and including, the date that notice of the increase or decrease is first published, sent or given in the manner specified in Section 19 of this Offer, we will extend the Offer so that the Offer is open at least ten (10) business days following the publication, sending or giving of notice.

We will also notify you of any other material change in the information contained in this Offer.

For purposes of the Offer, a “business day” means any day other than a Saturday, Sunday or federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, Eastern Time.

3.     Purpose of the Offer

We issued the options outstanding under the Nuance Communications, Inc. 1998 Stock Plan and the Nuance Communications, Inc. 2000 Stock Plan in order to:

•	align employee and stockholder interests; and

•	provide incentives for employees to achieve high levels of performance.

The Offer provides an opportunity for us to offer our eligible employees a valuable incentive to stay with Nuance. Some of our outstanding options, whether or not they are currently exercisable, have exercise prices that are significantly higher than the current market price of our shares (that is, these options are currently “underwater”). By making this Offer to exchange outstanding options for new options that will have an exercise price equal to the fair market value of the shares on the grant date, we intend to provide our eligible employees with the benefit of owning options that over time may have a greater potential to increase in value. However, because we will grant new options no earlier than the first business day that is six months and one day after the date we cancel the options accepted for exchange, there is a risk that the new options may have a higher exercise price than some or all of our current outstanding options.

From time to time we engage in strategic transactions with business partners, customers and other third parties. We may engage in transactions in the future with these or other companies which could significantly change our structure, ownership, organization or management or the make-up of our Board of Directors, and which could significantly affect the price of our shares. If we engage in such a transaction or transactions before the date we grant the new options, our shares could increase (or decrease) in value, and the exercise price of the new options could be higher (or lower) than the exercise price of options you elect to have cancelled as part of this Offer. For example, if our common stock was acquired in a cash merger, the fair market value of our common stock, and hence the price at which we grant the new options, would likely be at a price at or near the cash price being paid for our common stock in the transaction, yielding limited or no financial benefit to a recipient of the new options for that transaction. In addition, in the event of an acquisition of our company for stock, tendering option holders might receive new options to purchase shares of a different issuer. As is outlined in Section 10, the exercise price of any new options granted to you in return for your tendered options will be the fair market value of the underlying shares on the date of grant. You will be at risk of any such increase in our share price before the grant date of the new options for these or any other reasons.

The Promise to Grant Stock Option which we will give you is a binding commitment, and we will require that any successor to our company be legally obligated by that commitment.

Subject to the above, and except as otherwise disclosed in this Offer to Exchange or in our filings with the Securities and Exchange Commission, we presently have no plans or proposals that relate to or would result in:

•	any extraordinary transaction, such as a merger, consolidation, reorganization or liquidation, involving us or any of our subsidiaries;

•	any purchase, sale or transfer of a material amount of our assets or any of our subsidiaries;

•	any material change in our present dividend rate or policy, or our indebtedness or capitalization;

•
any change in our present Board of Directors or management, including a change in the number or term of directors or to fill any existing board vacancies or to change any executive officer’s material terms of employment;

•	any other material change in our corporate structure or business;

•	our common stock being delisted from a national securities exchange or not being authorized for quotation in an automated quotation system operated by a national securities association;

•	our common stock becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Securities Exchange Act;

•	the suspension of our obligation to file reports pursuant to Section 15(d) of the Securities Exchange Act; or

•
the acquisition by any person of an amount of our securities or the disposition of an amount of any of our securities, or any change in charter or bylaws, or any actions which may impede the acquisition of control of us by any person.

Neither we nor our Board of Directors make any recommendation as to whether you should tender or not tender your options, nor have we authorized any person to make any such recommendation. You are urged to evaluate carefully all of the information in this Offer and to consult your own investment and tax advisors. Bearing the risks of this Offer in mind, you must make your own decision whether or not to tender your options for exchange.

4.    Procedures for Tendering Options

Proper Tender of Options.

To validly tender your options through the Offer, you must, in accordance with the terms of the Election Form, properly complete, execute and deliver the Election Form and any other required documents to us via fax (fax # (650) 847-7077) or hand delivery to Nuance Communications, Inc., Stock Administration, Attn: Ron Bakis, 1005 Hamilton Court, Menlo Park, California 94025. Stock Administration must receive all of the required documents before the Expiration Date, 5:00 p.m., Pacific Time, on March 29, 2002.

The delivery of all documents, including Election Forms and any Notices to Change Election From Accept to Reject and any other required documents, is at your risk. In all cases, you should allow sufficient time to ensure timely delivery.

Determination of Validity; Rejection of Options; Waiver of Defects; No Obligation to Give Notice of Defects.

We will determine, in our sole discretion, all questions as to the form of documents and the validity, form, eligibility, including time of receipt, and acceptance of any tender of options. Our determination of these matters will be final and binding on all parties. We reserve the right to reject any or all tenders of options that we determine are not in appropriate form or that we determine are unlawful to accept. Otherwise, we will accept properly and timely tendered options that are not validly withdrawn. We also reserve the right to waive any of the conditions of the Offer or any defect or irregularity in any tender of any particular options or for any particular option holder, provided that if we grant any such waiver, it will be granted to all option holders and tenders of options. No tender of options will be deemed to have been properly made until all defects or irregularities have been cured by the tendering option holder or waived by us. Neither we nor any other person is obligated to give notice of any defects or irregularities in tenders, nor will anyone incur any liability for failure to give any notice. This is a one-time offer, and we will strictly enforce the Offer period, subject only to an extension which we may grant in our sole discretion.

Our Acceptance Constitutes an Agreement.

Your tender of options pursuant to the procedures described above constitutes your acceptance of the terms and conditions of the Offer. Our acceptance for exchange of your options tendered by you through the Offer will constitute a binding agreement between Nuance and you upon the terms and subject to the conditions of the Offer.

Subject to our rights to extend, terminate and amend the Offer, we currently expect that we will accept promptly after the expiration of the Offer all properly tendered options that have not been validly withdrawn.

5.    Withdrawal Rights and Change of Election

You may only withdraw your tendered options or change your election in accordance with the provisions of this Section.

You may withdraw your tendered options at any time before 5 p.m., Pacific Time, on March 29, 2002. If we extend the Offer beyond that time, you may withdraw your tendered options at any time until the extended expiration of the Offer. In addition, if we have not accepted your tendered options for exchange by March 29, 2002, you may withdraw your tendered options at any time after April 25, 2002.

To validly withdraw tendered options, you must deliver to Nuance Communications, Inc., Attn: Ron Bakis via fax (fax # (650) 847-7077) or hand delivery, in accordance with the procedures listed in Section 4 above, a signed and dated Notice to Change Election From Accept to Reject, with the required information, while you still have the right to withdraw the tendered options.

To validly change your election regarding the tender of particular options, you must deliver a new Election Form to Nuance Communications, Inc., Attn: Ron Bakis via fax (fax # (650) 847-7077), or hand delivery, in accordance with the procedures listed in Section 4 above. If you deliver a new Election Form that is properly signed and dated, it will replace any previously submitted Election Form, which will be disregarded. The new Election Form must be signed and dated and must specify:

•	the name of the option holder who tendered the options;

•	the grant number of all options to be tendered (the grant number is the Grant ID number on your Optionee Statement);

•	the grant date of all options to be tendered;

•	the exercise price of all options to be tendered; and

•	the total number of unexercised option shares subject to each option to be tendered.

Except as described in the following sentence, the Notice to Change Election From Accept to Reject and any new or amended Election Form must be executed by the option holder who tendered the options to be withdrawn exactly as the option holder’s name appears on the option agreement or agreements evidencing such options. If the signature is by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or another person acting in a fiduciary or representative capacity, the signer’s full title and proper evidence of the authority of such person to act in that capacity must be indicated on the Notice to Change Election From Accept to Reject or any new or amended Election Form.

You may not rescind any withdrawal, and any options you withdraw will thereafter be deemed not properly tendered for purposes of the Offer, unless you properly re-tender those options before the Expiration Date by following the procedures described in Section 4.

Neither we nor any other person is obligated to give notice of any defects or irregularities in any Notice to Change Election From Accept to Reject or any new or amended Election Form, nor will anyone incur any liability for failure to give any notice. We will determine, in our sole discretion, all questions as to the form and validity, including time of receipt, of Notices to Change Election From Accept to Reject and new or amended Election Forms. Our determination of these matters will be final and binding.

6.    Acceptance of Options for Exchange and Issuance of New Options.

Upon the terms and conditions of the Offer and promptly following the Expiration Date, we will accept for exchange and cancel options properly tendered and not validly withdrawn before the Expiration Date. Once the options are cancelled, you will no longer have any rights with respect to those options. Subject to the terms and conditions of this Offer, if your options are properly tendered and accepted for exchange, these options will be cancelled as of the date of our acceptance, which we anticipate to be April 1, 2002, and you will be granted new options no earlier than the first business day that is six months and one day after the date we cancel the options accepted for exchange. Our Board of Directors intends to grant the new options promptly after the date that is at least six months and one day after the date we cancel options tendered in this Offer. Thus, subject to the terms and conditions of this Offer, if your options are properly tendered by March 29, 2002, the scheduled Expiration Date of the Offer, and accepted for exchange and cancelled on April 1, 2002, you will be granted new options no earlier than October 2, 2002. If we accept and cancel options properly tendered for exchange after April 1, 2002, the period in which the new options will be granted will be similarly delayed. Promptly after the date we accept and cancel options tendered for exchange, we will issue to you a Promise to Grant Stock Option, by which we will commit to grant stock options to you in accordance with the terms of this Offer on a date no earlier than October 2, 2002.

If we accept options you tender in the Offer, you will not be granted any other options until at least the grant date for your new options. We will defer the grant to you of these other options to avoid incurring compensation expense against our earnings because of accounting rules that could apply to these interim option grants as a result of the Offer. However, you will not receive any options if you are no longer an eligible employee of Nuance or one of our subsidiaries on the date the new options are to be granted. We are expecting to grant performance-based options some time in April. The Board of Directors of Nuance has not yet decided how many shares will be subject to such options and who will be eligible to receive them. If you participate in the Offer and are chosen to receive a performance-based option, it will not be granted until October 2, 2002, at the earliest, subject to you continued employment with Nuance or one of its subsidiaries on such date. If you do not participate in the Offer and you are chosen to receive a performance-based option, then you will receive such option shortly after the Board of Directors makes its determination. Please note that there is no guarantee that you will be granted a performance-based option.

Your new options will entitle you to purchase the same number of shares as the number of shares subject to options you tender with an exercise price between $15.00 and $26.23 per share. With respect to options you tender with an exercise price in excess of $26.23 per share, your new options will entitle you to purchase 4 shares for every 5 shares subject to your tendered options. The number of shares subject to your new options will be as adjusted for any stock splits, stock dividends and similar events. If, for any reason, you are not an employee of Nuance or one of our subsidiaries through the date we grant the new options, you will not receive any new options or other compensation in exchange for your tendered options which have been cancelled pursuant to this Offer.

We are not accepting partial tenders of options. However, you may tender the remaining portion of an option which you have partially exercised. Accordingly, you may tender one or more of your option grants, but you may only tender all of the unexercised shares covered by each option grant or none of those shares.

If you decide to tender any of your option grants, then you must tender all of your options that were granted to you during the six-month period prior to the commencement of this offer (that is, September 1, 2001). For example, if you received an option grant in June 2001 and a grant in December 2001 and you want to tender your June 2001 option grant, you would also be required to tender your December 2001 option grant. Additionally, if you were granted a supplemental option on February 13, 2001 with respect to an option you wish to tender, you will be required to tender such supplemental option as well. You are not required to tender any other awards, including grants of restricted stock.

For purposes of the Offer, we will be deemed to have accepted for exchange options that are validly tendered and not properly withdrawn as, if and when we give oral or written notice to the option holders of our acceptance for exchange of such options, which notice may be made by press release, inter-office memorandum or e-mail. Subject to our rights to extend, terminate and amend the Offer, we currently expect that we will accept promptly following the Expiration Date all properly tendered options that are not validly withdrawn. We will send a Promise to Grant Stock Option to each option holder from whom we accept properly tendered options.

7.    Conditions of the Offe r

Notwithstanding any other provision of the Offer, we will not be required to accept any options tendered for exchange, and we may terminate or amend the Offer, or postpone our acceptance and cancellation of any options tendered for exchange, in each case, subject to Rule 13e–4(f)(5) under the Securities Exchange Act, if at any time on or after March 1, 2002, and prior to the Expiration Date, any of the following events has occurred, or has been determined by us to have occurred, and, in our reasonable judgment in any case and regardless of the circumstances giving rise to the event, including any action or omission to act by us, the occurrence of such event or events makes it inadvisable for us to proceed with the Offer or with such acceptance and cancellation of options tendered for exchange:

•
there shall have been threatened or instituted or be pending any action or proceeding by any governmental, regulatory or administrative agency or authority that directly or indirectly challenges the making of the Offer, the acquisition of some or all of the tendered options pursuant to the Offer, or the issuance of new options, or otherwise relates in any manner to the Offer, or that, in our reasonable judgment, could materially and adversely affect our business, condition, income, operations or prospects or materially impair (such as by increasing the accounting or other costs of the Offer to Nuance) the contemplated benefits of the Offer to Nuance where the contemplated benefits include the opportunity for us to align employee and stockholder interests and offer eligible employees a valuable incentive to stay with Nuance and to achieve high levels of performance;

•
there shall have been any action threatened, pending or taken, or approval withheld, or any statute, rule, regulation, judgment, order or injunction threatened, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be eligible to the Offer or Nuance, by any court or any authority, agency or tribunal that, in our reasonable judgment, would or might directly or indirectly:

(a)  make the acceptance for exchange of, or issuance of new options for, some or all of the tendered options illegal or otherwise restrict or prohibit consummation of the Offer or that otherwise relates in any manner to the offer;

(b)  delay or restrict our ability, or render us unable, to accept for exchange, or issue new options for, some or all of the tendered options;

(c)  materially impair (such as by increasing the accounting or other costs of the Offer to Nuance) the contemplated benefits of the Offer to Nuance where the contemplated benefits include the opportunity for us to align employee and stockholder interests and offer eligible employees a valuable incentive to stay with Nuance and to achieve high levels of performance; or

(d)  materially and adversely affect Nuance’s business, condition, income, operations or prospects or materially impair the contemplated benefits of the Offer to Nuance;

•
there shall have occurred any change, development, clarification or position taken in generally accepted accounting standards that could or would require us to record compensation expense against our earnings in connection with the Offer for financial reporting purposes;

•
a tender or exchange offer for some or all of our shares, or a merger or acquisition proposal for Nuance, shall have been proposed, announced or made by another person or entity or shall have been publicly disclosed;

•
any change or changes shall have occurred in Nuance’s business, condition, assets, income, operations, prospects or stock ownership that, in our reasonable judgment, is materially adverse to Nuance or will materially and adversely impair the contemplated benefits of the Offer to Nuance.

The conditions of the Offer are for Nuance’s benefit. We may assert them in our sole discretion regardless of the circumstances giving rise to them before the Expiration Date. We may waive them, in whole or in part, at any time and from time to time prior to the Expiration Date, in our sole discretion, whether or not we waive any other condition of the Offer. Our failure at any time to exercise any of these rights will not be deemed a waiver of any such rights. The waiver of any of these rights with respect to particular facts and circumstances will not be deemed a waiver with respect to any other facts and circumstances. Any determination we make concerning the events described in this Section 7 will be final and binding upon all persons.

8.    Source and Amou nt of Consideration

Consideration.

We will issue new options to purchase shares of our common stock under our 2000 Stock Plan in exchange for the outstanding options properly tendered and accepted for exchange by us, which will be cancelled. The number of shares subject to the new options to be granted to each option holder will be equal to the number of unexercised shares subject to options with an exercise price between $15.00 and $26.23 per share tendered by the option holder and accepted for exchange and cancelled by us. The number of shares subject to new options to be granted to each option holder will be equal to 4 shares for every 5 unexercised shares subject to options with an exercise price in excess of $26.23. The number of shares subject to new options will be adjusted for any stock splits, reverse stock splits, stock dividends and similar events. If we receive and accept tenders of all outstanding options from eligible employees, subject to the terms and conditions of this Offer, we will grant new options to purchase a total of approximately 2,110,053 shares of common stock. The shares issuable upon exercise of these new options would equal approximately 6% of the total shares of our common stock outstanding as of February 20, 2002.

9.     Effect of a Change of Control Prior to the Granting of New Options

If we are acquired or involved in a similar transaction before the new options are granted, we would require the surviving corporation to assume our obligation to grant new options. The Promise to Grant Stock Option that we will give you is a binding commitment, and we will require any successor to our company to be legally bound by that commitment. The new options would still be granted on the new grant date, but they would be options to purchase the shares of the surviving corporation. The exercise price would be equal to the fair market value of the surviving company’s stock on the date of grant.

You should be aware that these types of transactions could have substantial effects on our share price, including potentially substantial appreciation in the price of our shares. Depending on the structure of this type of transaction, tendering option holders might be deprived of any further price appreciation in the shares associated with the new options. For example, if our shares were acquired in a cash merger, the fair market value of our shares, and hence the price at which we grant the new options, would likely be a price at or near the cash price being paid for the shares in the transaction, yielding limited or no financial benefit to a recipient of the new options for that transaction. In addition, in the event of an acquisition of our company for stock, tendering option holders might receive new options to purchase shares of a different issuer.

10.    Terms of New Options

The new options will be granted under the Nuance Communications, Inc. 2000 Stock Plan (the “Plan”). A new option agreement will be entered into between Nuance and each option holder who has tendered options in the Offer for every new option granted. The terms and conditions of the new options may vary from the terms and conditions of the options tendered for exchange but generally will not substantially and adversely affect the rights of option holders; provided, however, that if you are an employee who resides outside of the U.S., the terms and conditions of the new options will be set forth in a separate agreement between you and Nuance which may vary depending on your country of residence.

If your current options are incentive stock options, your new options will be granted as incentive stock options. However, if the new option is granted as an incentive stock option, one requirement for options to qualify as incentive stock options under current U.S. tax laws is that the value of shares subject to options that first become exercisable by the option holder in any calendar year cannot exceed $100,000, as determined using the option exercise price. The excess value is deemed to be a non-statutory stock option, which is an option that is not qualified to be an incentive stock option under current U.S. tax laws. It is possible that by participating in this exchange, your options will exceed this limit and will be treated as nonstatutory stock options. The following description summarizes the material terms of the Plan and the options granted thereunder.

General.

The maximum number of shares currently reserved through the exercise of options granted for issuance under the Plan is 7,691,896. As of February 20, 2002, 2,599,616 shares are available for grant under the Plan. Our plan permits the granting of options that qualify as incentive stock options (ISOs) as well as nonstatutory stock options (NSOs).

Administration.

The Plan is administered by the Board of Directors or the Compensation Committee appointed by the Board of Directors (the “Administrator”). Subject to the other provisions of the Plan, the Administrator has the power to determine the terms and conditions of the options granted, including the fair market value of the shares, the number of shares subject to the option and the exercisability of the options.

Term.

Your new option will expire ten (10) years from the date of grant.

Termination.

The termination of your option under the circumstances specified in this section will result in the termination of your interests in the Plan. In addition, your option may terminate, together with our stock option plans and all other outstanding options issued to other employees, following the occurrence of certain corporate events, as described below.

In the event your status as an eligible employee terminates, you may exercise your option within such period of time as is determined by the Administrator at the time of grant, and only to the extent that you are entitled to exercise it at the date of termination. To the extent that you are not entitled to exercise an option at the date of termination, and to the extent that you do not exercise such option within the time specified, the option shall terminate. If you work or reside in Canada, then for purposes of being able to exercise your option, your employment with Nuance or one of its subsidiaries will be considered to have been terminated on the earlier of (i) the date your employment with Nuance or one of its subsidiaries actually terminates, or (ii) the date your employer provides you with notice of termination from Nuance or one of its subsidiaries.

In the event your status as an eligible employee terminates as a result of a disability, you may exercise your option, but only within twelve (12) months from the date of termination, and only to the extent that you are entitled to exercise it at the date of termination. To the extent that you are not entitled to exercise an option at the date of termination, and to the extent that you do not exercise such option within the time specified, the option shall terminate.

In the event of your death, your estate or a person who acquired the right to exercise your option by bequest or inheritance may exercise the option, but only within twelve (12) months following the date of death, and only to the extent that you were entitled to exercise it at the date of death. To the extent that the you were not entitled to exercise an option at the date of death, and to the extent that your estate or a person who acquired the right to exercise such option does not exercise such option within the time specified herein, the option shall terminate.

Exercise Price.

The Administrator determines the exercise price at the time the option is granted. For all eligible employees, the exercise price per share of the new options will be 100% of the fair market value on the date of grant, as determined by the closing price of our common stock reported by the Nasdaq National Market for the last market trading day prior to the date of grant.

Vesting and Exercise.

Each stock option agreement specifies the term of the option and the date when the option becomes exercisable. The terms of vesting are determined by the Administrator.

The newly issued options will be vested on their date of grant as to one-eighth ( 1/8th) of the shares subject to each such new option and shall vest as to one forty-eighth ( 1/48th) of the shares subject to each such new option each month thereafter on the same day of the month as the Cancellation Date so that the new option will be fully vested and exercisable four (4) years from the Cancellation Date, subject to the eligible employees’ continued employment with Nuance or one of our subsidiaries on each such date. Please note that if you work or reside in Canada, then for purposes of vesting, your employment with Nuance or one of its subsidiaries will be considered to have been terminated on the earlier of (i) the date your employment with Nuance or one of its subsidiaries actually terminates, or (ii) the date your employer provides you with notice of termination from Nuance or one of its subsidiaries.

Payment of Exercise Price.

You may exercise your options, in whole or in part, by delivery of a written notice to us together with a share subscription or purchase form which is accompanied by payment in full of the eligible exercise price. The permissible methods of payment of the option exercise price are:

•	cash;

•	check;

•
other shares, provided shares acquired directly or indirectly from Nuance, (a) have been owned by you for more than six months on the date of surrender, (b) have a fair market value on the date of surrender not greater than the aggregate exercise price of the shares as to which said option shall be exercised, and (c) are of the same class of stock as the shares to be purchased; and

•	consideration received pursuant to a cashless exercise program adopted by us in connection with the Plan.

Adjustments Upon Certain Events.

If there is a change in our capitalization, such as a stock split, reverse stock split, stock dividend or other similar event, and the change results in an increase or decrease in the number of issued shares without receipt of consideration by us, an appropriate adjustment will be made to the price of each option and the number of shares subject to each option.

In the event there is a sale of all or substantially all of our assets, or we merge with another corporation, your options will be assumed or replaced with new options of the successor corporation. If the successor corporation does not assume or substitute your options, they will automatically become fully vested and exercisable for fifteen (15) days from the date we provide you with notice of the accelerated vesting and the option will terminate at the end of such time period.

In the event there is a liquidation or dissolution of Nuance, your outstanding options will terminate immediately prior to the consummation of the liquidation or dissolution. The Administrator may, however, provide for the accelerated exercisability of any option.

Termination of Employment.

If, for any reason, you are not an eligible employee of Nuance or one of our subsidiaries from the date you tender options through the date we grant the new options, you will not receive any new options or any other compensation in exchange for your tendered options that have been accepted for exchange. This means that if you resign, with or without good reason, or die, or we terminate your employment, with or without cause, before the date we grant the new options, you will not receive anything for the options that you tendered and, because we will have cancelled the options that you tendered, we will not be able to return your old options to you.

Transferability of Options.

Unless determined otherwise by the Administrator, new options may not be sold, pledged, assigned, hypothecated, transferred or disposed of in any manner other than by will or by the laws of descent or distribution and may be exercised, during your lifetime, only by you. If the Administrator makes an option transferable, such option shall contain such additional terms and conditions, as the Administrator deems appropriate.

Registration of Option Shares.

4,410,774 shares of common stock issuable upon exercise of options under the Plan have been registered under the Securities Act of 1933, as amended (the “Securities Act “) on registration statements on Form S-8 filed with the SEC. All the shares issuable upon exercise of all new options to be granted pursuant to the Offer will be registered under the Securities Act. Unless you are one of our affiliates, you generally will be able to sell your option shares free of any transfer restrictions under applicable U.S. securities laws.

U.S. Federal Income Tax Consequences.

You should refer to Section 17 of this Offer to Exchange for a discussion of the U.S. federal income tax consequences relating to the new options, and the options tendered for exchange, as well as the consequences of accepting or rejecting the new options under this Offer to Exchange. You should refer to Section 18 of this Offer to Exchange for a discussion of the tax consequences relating to the new options, as well as the consequences of participating in the Offer, if you are resident outside of the U.S. We recommend that you consult with your own tax advisor to determine the tax and social insurance consequences of this transaction under the laws of the country in which you live and work and if you may be subject to the tax laws of more than one country.

Our statements in this Offer to Exchange concerning the Plan and the new options are merely summaries and do not purport to be complete. The statements are subject to, and are qualified in their entirety by reference to, all provisions of the Plan and the applicable form of option agreement thereunder. Please contact Ron Bakis (telephone # (650) 847-7177), to receive a copy of the Plan and the form of option agreements thereunder. We will promptly furnish you copies of these documents at our expense.

Accounting Consequences.

You should refer to Section 15 of this Offer to Exchange for a discussion of the financial accounting consequences relating to the new options, the options tendered for exchange, as well as the consequences of Offer to Nuance.

11.    Information Concerning Nuance

Our principal executive offices are located at 1005 Hamilton Court, Menlo Park, California 94025, and our telephone number is (650) 847-0000. We were incorporated and began operations in 1994.

Our speech recognition, voice authentication and text-to-speech software is changing the way companies interact with customers over the phone. In markets around the world, leading carriers and corporations — including British Airways, Nomura Securities, OnStar, Sprint PCS, United Parcel Service, Vodafone, and many more — use our software to reduce costs, increase customer satisfaction and retention, create new sources of revenue and improve security. Our software powers a range of innovative applications, including automated directory assistance, voice-activated dialing, self-service banking and voice-driven customer relationship management. We are headquartered in Menlo Park, California and have offices around the world.

12.    Financial Information

The financial information set forth on pages F-1 through F-21 of our Annual Report on Form 10-K for the fiscal year ended December 31, 2000 and on pages 1 through 8 of our Quarterly Report on Form 10-Q for the quarter ending September 30, 2001 are incorporated herein by reference. See “Additional Information” beginning on page 44 for instructions on how you can obtain additional copies of these and of other Nuance SEC filings, including filings that contain our financial statements.

13.    Price Range of Shares Underlying the Options

The shares underlying your options are currently traded on the Nasdaq National Market under the symbol “NUAN”. The following table shows, for the periods indicated, the high and low closing sales prices per share of our common stock as reported by the Nasdaq National Market.

	High	Low
Fiscal Year 2002
Quarter ended March 31 (through February 28)	$10.57	$5.80

Fiscal Year 2001
Quarter ended December 31	$12.20	$6.00
Quarter ended September 30	$19.65	$6.00
Quarter ended June 30	$19.60	$9.21
Quarter ended March 31	$57.73	$9.38

Fiscal Year 2000
Quarter ended December 31	$128.02	$30.56
Quarter ended September 30 (beginning September 25)	$175.00	$92.00
Quarter ended June 30 (beginning April 13)	$83.31	$25.00

Our stock was not traded on an established trading market before April 13, 2000.

As of February 28, 2002, the last reported sale price during regular trading hours of our common stock, as reported by the Nasdaq National Market was $5.80 per share.

We recommend that you evaluate current market quotes for our common stock, among other factors, before deciding whether or not to tender your options.

14.    Interests of Directors and Officers; Transactions and Arrangements Concerning the Options

A list of our directors and executive officers is attached to this Offer to Exchange as Schedule A. As of February 20, 2002, our executive officers and non-employee directors (15 persons) as a group owned options outstanding under our 1998 Stock Plan to purchase a total of 1,083,286 of our shares, which represented approximately 34% of the shares subject to all options outstanding under that plan as of that date.

As of February 20, 2002, our executive officers and non-employee directors as a group owned options outstanding under our 2000 Stock Plan to purchase a total of 719,192 of our shares, which represented approximately 17% of the shares subject to all options outstanding under that plan as of that date.

The options to purchase our shares owned by executive officers and directors are not eligible to be tendered in the Offer. None of our affiliates are participating in this Offer.

In the sixty (60) days prior to and including March 1, 2002, the executive officers and directors of Nuance had the following transactions involving options to purchase our common stock or in our common stock:

•	On January 29, 2002, Graham Smith sold 8,109 shares acquired pursuant to an option at $8.18 per share.

•	On January 29, 2002, Graham Smith sold 700 shares acquired pursuant to an option at $8.19 per share.

•	On February 7, 2002, Graham Smith sold 100 shares acquired pursuant to an option at $6.87 per share.

•	On February 7, 2002, Graham Smith sold 100 shares acquired pursuant to an option at $6.85 per share.

•	On February 7, 2002, Graham Smith sold 2,324 shares acquired pursuant to an option at $6.80 per share.

•	On February 7, 2002, Graham Smith sold 2,000 shares acquired pursuant to an option at $6.88 per share.

•	On February 7, 2002, Graham Smith sold 1,000 shares acquired pursuant to an option at $6.83 per share.

•	On February 7, 2002, Graham Smith sold 500 shares acquired pursuant to an option at $6.85 per share.

•	On February 7, 2002, Graham Smith sold 400 shares acquired pursuant to an option at $6.941 per share.

•	On February 7, 2002, Graham Smith sold 300 shares acquired pursuant to an option at $6.99 per share.

•	On February 7, 2002, Graham Smith sold 200 shares acquired pursuant to an option at $6.89 per share.

•	On February 11, 2002, Graham Smith sold 100 shares acquired pursuant to an option at $7.15 per share.

•	On February 11, 2002, Graham Smith sold 200 shares acquired pursuant to an option at $7.10 per share.

•	On February 11, 2002, Graham Smith sold 100 shares acquired pursuant to an option at $7.02 per share.

•	On February 11, 2002, Graham Smith sold 2,000 shares acquired pursuant to an option at $7.00 per share.

•	On February 11, 2002, Graham Smith sold 1,000 shares acquired pursuant to an option at $7.05 per share.

•	On February 11, 2002, Graham Smith sold 500 shares acquired pursuant to an option at $7.08 per share.

•	On February 11, 2002, Graham Smith sold 500 shares acquired pursuant to an option at $7.06 per share.

•	On February 11, 2002, Graham Smith sold 1,000 shares acquired pursuant to an option at $7.00 per share.

•	On February 11, 2002, Graham Smith sold 400 shares acquired pursuant to an option at $7.20 per share.

•	On February 11, 2002, Graham Smith sold 300 shares acquired pursuant to an option at $7.05 per share.

•	On February 11, 2002, Graham Smith sold 300 shares acquired pursuant to an option at $7.01 per share.

•	On February 11, 2002, Graham Smith sold 200 shares acquired pursuant to an option at $7.17 per share.

•	On February 11, 2002, Graham Smith sold 200 shares acquired pursuant to an option at $7.11 per share.

•	On February 11, 2002, Graham Smith sold 200 shares acquired pursuant to an option at $7.05 per share.

Except as otherwise described above, to our knowledge there have been no transactions in options to purchase our shares or in our shares which were effected during the 60 days prior to and including March 1, 2002 by Nuance or, to our knowledge, by any executive officer or director of Nuance.

15.    Status of Options Acquired by Us in the Offer; Accounting Consequences of the Offer

Options we acquire through the Offer will be cancelled and the shares subject to those options will be returned to the pool of shares available for grants of new options under the Plan. To the extent these shares are not fully reserved for issuance upon exercise of the new options to be granted in connection with the Offer, the shares returned to the Plan will be available for future awards to employees and other eligible plan participants without further stockholder action, except as required by applicable law or the rules of the Nasdaq National Market or any other securities quotation system or any stock exchange on which our shares are then quoted or listed.

We believe that we will not incur any compensation expense solely as a result of the transactions contemplated by the Offer because:

•	we will grant new options no earlier than the first business day that is six months and one day after the date that we accept and cancel options tendered for exchange, and

•	the exercise price of all new options will equal the market value of the shares of common stock on the date we grant the new options.

If we were to grant the new options on any date which is earlier than six months and one day after the date we cancel the options accepted for exchange, we would be subject to onerous accounting charges. We would be required for financial reporting purposes to treat the new options as variable awards. This means that we would be required to record the non-cash accounting impact of decreases and increases in the company’s share price as a compensation expense for the new options issued under this Offer. We would have to continue this variable accounting for these new options until they were exercised, forfeited or terminated. The higher the market value of our shares, the greater the compensation expense we would have to record. By deferring the grant of the new options for six months and one day, we believe we will not have to treat the new options as variable awards.

16.    Legal Matters; Regulatory Approvals

We are not aware of any license or regulatory permit that appears to be material to our business that might be adversely affected by our exchange of options and issuance of new options as contemplated by the Offer, or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for the acquisition or ownership of our options as contemplated herein. Should any such approval or other action be required, we presently contemplate that we will seek such approval or take such other action. We cannot assure you that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that the failure to obtain any such approval or other action might not result in adverse consequences to our business. Our obligation under the Offer to accept tendered options for exchange and to issue new options for tendered options is subject to the conditions described in Section 7.

If we are prohibited by applicable laws or regulations from granting new options during the period beginning immediately after the day that is six months and one day from the date that we cancel the options accepted for exchange, in which period we currently expect to grant the new options, we will not grant any new options. Such a prohibition could result from changes in foreign or domestic laws, SEC rules, regulations or policies or Nasdaq National Market listing requirements. We are unaware of any such prohibition at this time, and we will use reasonable efforts to effect the grant, but if the grant is prohibited throughout the period we will not grant any new options and you will not get any other compensation for the options you tendered. We do not anticipate any such prohibitions and are referring to the possibility in an abundance of caution.

17.    Material US Federal Income Ta x Consequences

The following is a general summary of the material U.S. federal income tax consequences of the exchange of options pursuant to the Offer. This discussion is based on the Internal Revenue Code, its legislative history, Treasury Regulations thereunder and administrative and judicial interpretations thereof as of the date of the Offer, all of which are subject to change, possibly on a retroactive basis. This summary does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders. If you are an eligible employee based outside of the United States, we recommend that you consult with your own tax advisor to determine the tax and social contribution consequences of the Offer under the laws of the country in which you live and work or under which you are otherwise subject to taxation (please see Section 18).

Option holders who exchange outstanding options for new options should not be required to recognize income for federal income tax purposes at the time of the exchange. We believe that the exchange will be treated as a non-taxable exchange. We advise all option holders considering exchanging their options to meet with their own tax advisors with respect to the federal, state, and local tax consequences of participating in the Offer.

Incentive Stock Options (“ISOs”)

In general, an option holder will not realize taxable income upon the exercise of an ISO. However, an option holder’s alternative minimum taxable income will be increased by the amount that the aggregate fair market value of the shares underlying the option, which is generally determined as of the date of exercise, exceeds the aggregate exercise price of the option. If an option holder sells the option shares acquired upon exercise of an ISO in a qualifying disposition, any excess of the sale price of the option shares, over the exercise price of the option will be treated as long-term capital gain taxable to the option holder at the time of the sale. Any such capital gain will be taxed at the long-term capital gain rate in effect at the time of sale. In this event we will not be entitled to any tax deduction. The disposition of the option shares is qualifying if it is made:

•	more than two years after the date the ISO was granted, and

•	more than one year after the date the ISO was exercised.

If you dispose of the shares before either holding period, the lesser of (i) the excess of the fair market value of the shares at the date of exercise over the exercise price, or (ii) the excess of the fair market value at the time of disposition over the exercise price, will be taxable income to you at the time of the disposition. Any additional gain or loss, if any, will be long-term gain or short-term capital gain or loss, depending upon whether or not the shares were sold more than one year after the option was exercised. We will be entitled to a tax deduction equal to the amount of any income you recognize upon a disqualifying disposition.

You should note that there is a risk that any ISO you hold may be affected, even if you do not participate in the exchange. We believe that you will not be subject to current U.S. federal income tax if you do not elect to participate in the option exchange program. We also believe that the option exchange program will not change the U.S. federal income tax treatment of subsequent grants and exercises of your ISO (and sales of shares acquired upon exercise of such options) if you do not participate in the option exchange program.

However, the IRS may characterize the option exchange program as a “modification” of those ISOs, even if you decline to participate. In 1991, the IRS issued a private letter ruling in which another company’s option exchange program was characterized as a “modification” of the ISO that could be exchanged. This does not necessarily mean that our offer to exchange options will be viewed the same way. Private letter rulings issued by the IRS contain the IRS’s opinion regarding only the specific facts presented by a specific person or company. The person or company receiving the letter may rely on it, but no other person or company may rely on the letter ruling or assume the same opinion would apply to their situation, even if the facts at issue are similar. While such letters do not provide certainty, they may indicate how the IRS will view a similar situation. We, therefore, do not know if the IRS will assert the position that our offer constitutes a “modification” of ISOs that can be tendered. A successful assertion by the IRS of this position could extend the options’ holding period to qualify for favorable tax treatment. Accordingly, to the extent you dispose of your ISO shares prior to the lapse of the new extended holding period, your ISO could be taxed similarly to an NSO.

Nonstatutory Stock Options (“NSOs”)

Under current law, an option holder will not realize taxable income upon the grant of an NSO. However, when an option holder exercises the option, the difference between the exercise price of the option, and the fair market value of the shares subject to the option on the date of exercise will be compensation income taxable to the option holder and is subject to withholding if the option holder is an employee.

We will be entitled to a deduction equal to the amount of compensation income taxable to the option holder if we comply with eligible reporting requirements.

We recommend that you consult your own tax advisor with respect to the federal, state and local tax consequences of participating in the Offer.

18.    Material Non-US Tax Consequences

The following are general summaries of the tax consequences of the cancellation of existing options and grant of new options under the Offer for eligible employees who are tax residents (or otherwise subject to the tax laws) of Argentina, Australia, Brazil, Canada, France, Germany, Hong Kong, Italy, Korea, Spain and the United Kingdom. This discussion is based on tax law in these respective countries as of the date of the Offer, which is subject to change, possibly on a retroactive basis. The information may be out of date at the time you exercise your options or sell the shares you acquire upon exercise. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders. If you are a citizen or resident of another country or transfer your residence (or change citizenship during the term of your new option) the information in this summary may not be applicable to you. It is merely intended to alert you to some of the tax information you may want to consider in making your decision. Please note that tax laws change frequently and vary with your individual circumstances. We recommend that you consult your own tax advisor with respect to the tax consequences of participating in the Offer.

Tax Residents of Argentina

Grant/Exchange of Stock Options:    You will not be taxed at the time you are granted new stock option under the Offer. No taxable event shall arise upon exchanging your current options.

Vesting:    You will not be taxed as your new options vest.

Cancellation of current Stock Options:    No tax consequences shall arise upon the cancellation of your current options.

Exercise of Stock Options:    The difference in the fair market value of the underlying common stock at the time of exercise, and the actual price paid (i.e., the spread) will be taxable income to you. Your employer will withhold income and social security taxes on the value of the discount at the time the shares are purchased.

Sale of Shares:    The gain (if any) realized by employees upon disposition of shares does not trigger Argentine income tax. However, in certain particular cases, sale of shares entertained by Argentine tax resident individuals might be subject to income tax on the capital gains obtained as a result therefrom.

Dividends:    If you were characterized as an Argentine resident under the Argentine income tax law, dividends paid by a non-Argentine company will be subject to tax as income. Any income tax withheld abroad shall be creditable up to the increase of the Argentine tax liability deriving from the inclusion of the dividends in the taxable basis.

Income Tax Withholding and Reporting Requirements:    Your employer will withhold applicable taxes on the spread or amounts received upon exercising the new options and report such amounts as income.

Tax Residents of Australia

Option Exchange

If you surrender your existing options pursuant to the terms of the Offer, you will recognize a disposal of your existing options in consideration for the right to receive new options at a later date. The tax treatment on the disposal depends on whether you elected to be taxed on the existing options in the year of grant or not.

If you did not make the election, then you will be required to include in your assessable income an amount equal to the market value of those existing options as at the date of their cancellation, calculated in accordance with a statutory formula. Note that if the market value of the underlying shares of an existing option is less than 50% of its exercise price the market value of that option will be nil and no amount will be included in your assessable income.

If you made the election, then you will be subject to capital gains tax consequences on the cancellation of those existing options. Where the market value of those existing options at the date of their cancellation exceeds their cost base the capital gain will be equal to the excess. Subject to you first applying any capital losses against the full capital gain, the capital gain (or 50% of the capital gain where you have held the existing options for at least 12 months prior to the cancellation) will be included in your assessable income. Where the market value of these existing options is less than their cost base, you should be entitled to a capital loss equal to the excess. The capital loss may be used to offset same year and future year capital gains.

As discussed below, you may be subject to tax in relation to the right to receive a new option at a later date and capital gains tax consequences on the sale of the shares acquired upon the exercise of the new option.

Taxation Treatment of Right to Receive New Option

Taxable Event if Election Made to be Taxed on Exchange

The acquisition of the right to receive a new option no earlier than six months and one day after the cancellation of your existing options will constitute the acquisition of a new right (“Right”) for Australian taxation purposes at the time of the exchange. The acquisition of such a Right is generally treated in the same manner as an acquisition of an option. You will not be subject to tax in relation to the acquisition of this Right at the time of exchange unless you make an election to that effect (the “Election”). If you make the Election, it will cover each share and any option or Right to purchase such shares that you acquire during the tax year of the exchange.

If you make the Election, then you must include in your assessable income in the year of exchange the market value of the Right less the market value of the existing options which were cancelled pursuant to the exchange determined as at the date of the exchange.

Taxable Event if Election Not Made

If you do not make the Election, then you must include an amount (as described below) in your assessable income for the year in which the earliest of the following assessment times occurs:

(i)	the year when you dispose of the Right or new option acquired pursuant to the Right (other than by exercising it);

(ii)	the year when your employment with Nuance or one of its subsidiaries ceases;

(iii)	the year when you exercise the new option; and

(iv)	the year when the new option expires (subject to a 10-year limit).

In the ordinary course, the exercise of the new option will be the relevant assessment time.

Parliament has announced a proposal to tax the discount given under an employee share scheme when an employee ceases to be an Australian resident (notwithstanding that the relevant assessment time outlined above may not have occurred). This proposal was intended to take effect on 1 July 2001 however, as of the date of the Offer it has not been enacted.

Assessable Amount

The amount which you must include in your assessable income for the year in which the relevant assessment time occurs will be:

(i)	where you dispose of the Right or new option (or the shares acquired upon exercise) in an arm’s length transaction within 30 days after the relevant assessment time—the amount or value of any consideration you receive for the disposal, minus the market value of the existing options at the time of cancellation, minus the exercise price of the new option (if the new option has been exercised); or

(ii)
in any other case—the market value of the new option (or the shares acquired upon exercise) at the relevant assessment time, minus the market value of the existing options at the time of cancellation, minus the exercise price of the new option (if the new option has been exercised).

Sale of Shares

When you subsequently sell the shares acquired upon the exercise of the new option, you may also be liable to capital gains tax on any gain you realize (other than gains made on the disposal of shares in an arm’s length transaction within 30 days of the relevant assessment time, which will be taxed as income).

The amount of the capital gain will be equal to:

(i)	if you have held the shares for less than 12 months—the difference between the market value of the shares at the time of disposal and the cost base of the shares; or

(ii)
if you have held the shares for at least 12 months—one-half of the difference between the market value of the shares at the time of disposal and the cost base of the shares (subject to you first applying any prior year or current year capital losses against the full capital gain).

If you made the Election, then the cost base of the shares will be the market value of the Right on the date of the exchange, plus the exercise price of the new option.

If you did not make the Election, then the cost base of the shares will be equal to the market value of the shares at the relevant assessment time.

If the market value of the shares at the time of disposal is less than the cost base of the shares, then a capital loss equal to the difference will be available to offset same year or future year capital gains.

Loss of Option Benefit

If you lose the benefit of the Right or new option without having exercised it, you will be deemed to have never acquired it. In that case, you may amend an assessment to exclude an amount previously included in assessable income if necessary. Please note this will not exclude the amount included in assessable income as a result of the cancellation of the existing options.

You may also be entitled to a capital loss equal to the market value of the existing options as at the date of cancellation.

Tax Residents of Brazil

You will not be taxed when the new option is granted. Nor will you be subject to tax when you exercise the option.

When you sell the shares, you may or may not realize a capital gain. The taxable gain is equal to the difference between the amount realized on the sale of your shares and the amount you paid to exercise your options. You may be exempt from the capital gains tax if the total sale of shares does not exceed R$20,000 in a given month. The capital gains tax rate is 15%.

Tax Residents of Canada

Tax Implications of Option Exchange

We do not believe that you will be required to recognize any taxable income solely as the result of the exchange of your eligible options for cancellation and the grant of the new options. We believe that the option exchange should be treated as two separate transactions where the tender of your existing options is viewed as the delivery of the options for no consideration, followed by the subsequent grant of new options, which will be taxed in accordance with the usual rules. However, the manner in which the Canada Customs and Revenue Agency (“CCRA”) will treat this transaction is not certain.

If the CCRA is of the view that the option exchange must be viewed as a single transaction, then a tax-neutral exchange or “rollover” should be available for the exchange of your options. However, you would lose the preferential 50% tax deduction ordinarily available on the exercise of the option since the eligible options could be considered to be repriced options.

If the CCRA views the option exchange as two separate transaction, you would not be required to recognize any taxable income as a result of the option exchange nor should this result in the loss of the preferential 50% tax deduction.

The Canadian Department of Finance has indicated in a private letter that it is prepared to recommend that the current legislation be amended in a way which preserves the favorable tax treatment applied to the gain on your adjusted stock option exercises. We anticipate that this legislation will be enacted but cannot predict if or when this is expected to happen. In addition, CCRA has represented in that same letter that it will not make any reassessments based on the current wording of the law before the changes in question are published and adopted except in situations of abuse.

Tax Information Pertaining to Grant and Exercise Of Options and Sale of Shares

Grant

You will not be subject to tax when the new options are granted to you.

Exercise

Subject to the deferral provisions discussed below, you will be subject to income tax when you exercise your new options on the difference between the fair market value of the shares on the date of exercise and the exercise price. Assuming that the CCRA does not deny the 50% tax deduction, you can exclude one-half of this “spread” from the taxable amount and you will be subject to tax on the remaining one-half of the spread at your applicable marginal tax rate.

You may be able to defer the taxation on the taxable spread arising on exercise until the earliest of the time that you sell the shares purchased on exercise, die or become a non-resident of Canada. In order to be eligible for this deferral, you must file an election with your employer by 15 January of the year following the year in which shares are acquired under the relevant plan and you must file Form T1212 with CCRA for each year in which you hold the deferred options.

You can only defer taxation on the spread up to the first C$100,000 worth of options that vest in any one year. For the purpose of calculating this limit, the value of an option equals the fair market value of the shares subject to the option at the time the option was granted.

Withholding and Reporting

Nuance Canada will not withhold income and social taxes but will report the amount of your taxable income at the time of sale. You will receive a copy of the T4 Form. You are responsible for paying tax on the income arising from the exercise of options, purchase of shares, any dividends received and the sale of shares.

Sale of Shares

If you acquire shares upon exercise, you also will be subject to tax when you subsequently dispose of the shares, die or become a non-resident of Canada, generally on one-half of the difference between the sale price and the fair market value of the shares on the date of exercise (less any brokerage fees). Income tax will be assessed on the taxable income at your marginal income tax rate.

One-half of any loss arising on the sale of the shares (including any brokerage fees) may be deducted from any taxable capital gain for the year, the previous three taxation years, or any subsequent taxation year.

Any amount on which taxation was deferred at exercise will become taxable at the time the shares are sold.

Tax Residents of France

We intend to adopt a French sub-plan with respect to the grant of options to French tax residents. A favorable tax and social security contribution regime will apply to stock options granted under a French sub-plan. However, it is not yet determined whether such sub-plan will be adopted prior to the date of the new option grant. You will therefore find below comments covering both alternatives.

If the grant of new options is made prior to the adoption of a French sub-plan, the new options will not be eligible for a favorable French tax and social security contribution regime. At the time of the grant of the new option, there will be no taxation. The taxable event is the date of exercise. The cancellation of tendered options will not raise any social and tax consequences. The new options will be subject to standard rules as provided for in the Plan. Upon the exercise of the option, the spread, i.e., the difference between the fair market value at the exercise date and the exercise price, will be treated as additional salary and will be subject to income tax at a progressive rate up to 52.75% for incomes 2001. Your employer will be required to withhold (i) your portion of social security contributions (around 22% of the spread), together with (ii) the CSG at a rate of 7.5% and (iii) the CRDS at the rate of 0.5%. Your employer will also be required to pay its portion of social security contributions (around 45% of the spread). When the shares are sold, the capital gain representing the difference between the selling price and the fair market value at exercise date will be subject to personal income tax applicable to capital gains at the rate of 26% (16% income tax, 2% special tax, 7.5% CSG, 0.5% CRDS). There is an annual exemption when the proceeds from the sale of stocks by the individual in the calendar year do not exceed an indexed amount, which is FRF 50,000 in 2001 (i.e., EUR7,623 for sales realized in 2001, and EUR7,650 for sales realized in 2002). The French subsidiary will be subject to normal salary reporting obligations. The spread would be noted on your pay slips and on the employer’s annual declaration of salaries which is filed with the tax and labour authorities.

This paragraph applies to the grant of new options if we adopt a French sub-plan. Grants made under a French sub-plan will allow option holders, who are tax residents in France, to benefit from a favorable tax and social security regime. It is also intended that options granted under the French Sub-plan will be French qualified options provided certain additional conditions and reporting obligations are satisfied. As such, if options are granted under the French sub-plan, the exercise price and the adjustments to that price, the eligibility, the modalities upon termination of your employment, the modalities of exercise, the method of payment of option price and the non-transferability provisions of the new options will differ from those provisions that are applicable to your current options granted under the Nuance Communications, Inc. 1998 Stock Plan and the

Nuance Communications, Inc. 2000 Stock Plan. Indeed, the options might not be exercised prior to their vesting date nor prior to the first anniversary of the Effective Grant Date (the “Exercise Date” for French purposes). In addition and notwithstanding any provision in the Nuance Communications, Inc. 2000 Stock Plan to the contrary, you will not be allowed to sell the underlying shares acquired upon exercise of an option, before the expiration of a minimum holding period of three (3) years as from the Exercise Date as defined in the French sub-plan (except in the cases of dismissal, forced retirement, disability or death as defined under French law and subject to the fulfillment of specific conditions). The above is only a summary of the main specific provisions which might be included in the French Sub-plan. The cancellation of tendered options will not trigger tax and social security consequences. A new vesting schedule will start on the date of new option’s grant. Provided the options are granted under a French Sub-plan, the minimum holding period of the underlying shares will start on the new date of grant. You will not be subject to tax at the time of the new grant. When you exercise the option, you will be not be subject to income tax and social security contributions on the difference between the fair market value of the shares at the exercise date and the exercise price provided you do not sell the shares thus acquired prior to the expiration of the four-year holding period as from the grant date as determined by section 163 bis C of the French tax code. When you sell the shares, you will be subject to general social security contributions (“CGS”) at the rate of 7,5%, contribution to the reimbursement of social security debts (“CRDS “) at the rate of 0,5% and to a 2% social tax and to personal income tax at different tax rates depending on the nature of the gain realized on (i) the difference between the fair market value of the shares at the exercise date and the exercise price (“spread”) and (ii) on the difference between the sales price and the market price on the exercise date (“capital gain”). The personal income tax rates applicable to the spread depend on the amount of the spread (less or more than FRF 1 million, i.e., EUR152,500) and the period of time between the exercise date and the sale date. The personal income tax rates applicable to the spread vary from 16% to 40%. The spread will not be subject to social security contributions. Such favorable tax and social security regime only apply provided specific reporting is satisfied by your employer and yourself. The capital gain realized upon the sale of the shares, i.e., the difference between the sales price and the market price on the exercise date, will be subject to personal income tax at the rate of 16%.

Tax Residents of Germany

You will not be subject to tax when the new option is granted. When you exercise the option, you will be subject to income tax on the difference between the fair market value of the shares on the date of exercise and the exercise price. The income recognized will be compensation to you. Your employer will withhold income and social taxes on the income recognized as required under German law.

Tax Residents of Hong Kong

We believe that you should not be subject to tax when the existing option is canceled or when the new option is granted. Further, you will not be subject to tax when the new option vests. Instead, upon the exercise of your new option, you will be subject to salaries tax on the difference between the fair market value of the stock at the time of exercise and the stock option exercise price of the new option. If you leave Hong Kong before you exercise the new option, you may elect to be taxed at the time of your departure on the notional gain as at that time. You are responsible for paying over to the IRD any tax due. You will not be subject to tax when you subsequently sell the underlying common stock.

Tax Residents of Italy

You will not be subject to tax when the new option is granted. When you exercise the option the difference between the actual purchase price and the fair market value of the shares is considered compensation in kind. Such compensation is therefore qualified as employment income and subject to withholding tax and social security contributions. However, the difference between the fair market value of the shares and the purchase price (the “Spread”) will be exempt from taxation and social security contributions if the purchase price paid by the employee is not lower than the fair market value of the shares at the time of the grant of the option rights. Please note, according to guidelines issued by Italian Ministry of finance, the “fair market value of a share traded on a stock exchange on the grant date of the option” is deemed to be the average of the stock exchange official prices of the latest month preceding the day of such grant, i.e., an amount equal to the average of the prices of the share on the stock market during the period between the grant date and the same day of the previous month.

When you sell the shares, the gain (i.e., the net profit) realized will be subject to a 12.5% capital gains tax. The capital gains tax is assessed on the difference between the purchase price paid by the employee for the shares and the sale price received by the employee when the shares are sold. In the event the difference between the purchase price and the fair market value of the shares at the purchase date (i.e., the average of the prices of the latest month preceding the purchase date converted into Italian Lire) has already been taxed as employment income, the capital gain will be calculated on the difference between the fair market value of the shares at acquisition and the selling price.

Tax Residents of Korea

You will not be taxed when the new option is granted. Nor will you be subject to tax when the new option vests. Upon the exercise of your new option, you will be deemed to receive taxable income in the amount of the difference between the fair market value of the stock at the time of exercise and the stock option price. As a general rule, the gain on the exercise of the stock option is treated as Class A labor income and subject to normal income tax on wages. In the case of a Korean branch or subsidiary of a foreign company, the income will be treated as either Class A income or Class B income depending on who bears the cost of the spread of the stock option. If the Korean branch or subsidiary bears such cost (by reimbursing the company), then the employee’s income will be Class A income. If, however the foreign parent company bears such cost, then the employee’s income will be Class B income.

Tax Residents of Spain

You will not be taxed when the new option is granted. When you exercise the option, you will be subject to income tax on the difference between the fair market value of the shares on the date of exercise and the exercise price. When you exercise your stock options, you will be taxed on the discount you receive, which is the difference between the purchase price and the market value of the stock at the time of purchase. If stock options are not granted on a regular and recurrent basis and you exercise the options after two years from the grant date, then the income represented by the discount you receive would be taxable as “ordinary irregular income.” Part of your ordinary irregular income will be exempt. The tax exempt portion will be the lesser of (i) 30% of the irregular income; or (ii) the amount resulting from multiplying the Spanish taxpayers’ average salary (e.g. EUR15,626 in the year 2001) by the number of years elapsed since the grant date. In accordance with Spanish law, you will be required to remit to your employer such taxes at the time of exercise.

When you sell the shares, any “capital gain” you realize upon the sale of your stock will be subject to tax. Under Spanish law, capital gains equal the difference between the fair market value of the stock when sold and the fair market value of the stock when purchased. If you hold your stock for one year or less, then any gains will be taxed as ordinary income, much like your salary or bonus would be taxed. If you hold your stock for more than one year, then the capital gain would be taxed at an 18% flat rate.

Tax Residents of the United Kingdom

The following is a general summary of the income tax and NIC consequences of the exchange of options pursuant to the Offer for U.K. tax residents.

You will not be subject to tax if you elect to cancel your existing option grants. You will also not be subject to tax when your new options are granted or when they vest.

If your new options are UK non tax qualified options:    When you exercise your option, you will be subject to income tax on the difference between the fair market value of the shares on the date of exercise and the exercise price (“the spread”) (in the same way as you would have been subject to tax on the exercise of your existing options). As with your existing options, the tax on any gain at exercise will be payable through the PAYE system and must be withheld by your employer. If it is not possible to withhold the tax liability from the salary payable in the month of exercise, you must reimburse the tax liability to your employer within 30 days after the date of exercise. If you do not do this, your employer will be deemed to have provided a benefit to you equal to the amount of tax, resulting in an additional tax charge to you whether or not you subsequently reimburse your employer.

Assuming your existing options were granted on or after 6 April 1999, your replacement options will be subject to national insurance contributions (“NICs”) in respect of any gain at exercise (in the same way as your existing options would be subject to NICs).

When you sell the shares you receive on exercising your option, you will be liable for capital gains tax on any increase in the value of the shares between the date of exercise and the date of sale. However, capital gains tax is only payable on gains from all sources which exceed the annual exemption in any tax year (£7,500 for 2001/2002). Also, taper relief may be available to reduce any chargeable gain where you have held the shares for over one year from the date of exercise. You should obtain independent tax advice regarding your potential capital gains tax liability on the disposal of shares.

If your new options are UK tax qualified options:    When you exercise your option, the spread arising will be exempt from income tax provided the option is exercised at least three (3) years after the date of grant; at least three (3) years after the last tax exempt exercise; and also provided the plan is still approved by the UK Revenue at the time of exercise.

UK tax qualified options are exempt from NICs whenever they are exercised provided the plan is still approved by the UK Revenue at the time of exercise.

When you sell the shares you receive on exercising your option, assuming you have paid no income tax on exercising the option, you will be liable for capital gains tax on any increase in the value of the shares between the date of grant and the date of sale. However, capital gains tax is only payable on gains from all sources which exceed the annual exemption in any tax year (£7,500 for 2001/2002). Also, taper relief may be available to reduce any chargeable gain where you have held the shares for over one year from the date of exercise. You should obtain independent tax advice regarding your potential capital gains tax liability on the disposal of shares.

19.    Extension of Offer; Termination; Amendment

We expressly reserve the right, in our sole discretion, at any time and from time to time, and if any event listed in Section 7 has occurred or is deemed by us to have occurred, to extend the period of time during which the Offer is open and thereby delay the acceptance for exchange of any options by giving oral or written notice of such extension to the option holders or making a public announcement thereof.

We also expressly reserve the right, in our reasonable judgment, prior to the Expiration Date to terminate or amend the Offer and to postpone our acceptance and cancellation of any options tendered for exchange, regardless of whether any event listed in Section 7 has occurred or is deemed by us to have occurred, by giving oral or written notice of such termination or postponement to you or by making a public announcement thereof. Our reservation of the right to delay our acceptance and cancellation of options tendered for exchange is limited by Rule 13e-4(f)(5) promulgated under the Securities Exchange Act, which requires that we must pay the compensation offered or return the options tendered promptly after termination or withdrawal of a tender offer.

Subject to compliance with applicable law, we further reserve the right, in our sole discretion, and regardless of whether any event listed in Section 7 has occurred or is deemed by us to have occurred, to amend the Offer in any respect, including, without limitation, by decreasing or increasing the compensation offered in the Offer to option holders or by decreasing or increasing the number of options being sought in the Offer.

Amendments to the Offer may be made at any time and from time to time by public announcement of the amendment. In the case of an extension, the amendment must be issued no later than 6:00 a.m., Pacific Time, on the next business day after the last previously scheduled or announced Expiration Date. Any public announcement made through the Offer will be disseminated promptly to option holders in a manner reasonably designated to inform option holders of the change. Without limiting the manner in which we may choose to make a public announcement, except as required by applicable law, we have no obligation to publish, advertise or otherwise communicate any such public announcement other than by making a press release to the Dow Jones News Service.

If we materially change the terms of the Offer or the information concerning the Offer, or if we waive a material condition of the Offer, we will extend the Offer to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(3) under the Securities Exchange Act. These rules require that the minimum period during which an offer must remain open following material changes in the terms of the Offer or information concerning the Offer, other than a change in price or a change in percentage of securities sought, will depend on the facts and circumstances, including the relative materiality of such terms or information.

If we decide to take any of the following actions, we will publish notice or otherwise inform you in writing of these actions:

•	we increase or decrease the amount of compensation offered for the options,

•	we decrease the number of options eligible to be tendered in the Offer, or

•
we increase the number of options eligible to be tendered in the Offer by an amount that exceeds 2% of the shares issuable upon exercise of the options that are subject to the Offer immediately prior to the increase.

If the Offer is scheduled to expire within ten (10) business days from, and including, the date that notice of such increase or decrease is first published, sent or given in the manner specified in this Section, we will extend the Offer so that the Offer is open at least ten (10) business days following the publication, sending or giving of notice.

For purposes of the Offer, a “business day” means any day other than a Saturday, Sunday or federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, Eastern Time.

20.    Fees and Expenses

We will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of options pursuant to this Offer.

21.    Additional Information

This Offer is part of a Tender Offer Statement on Schedule TO that we have filed with the SEC. This Offer does not contain all of the information contained in the Schedule TO and the exhibits to the Schedule TO. We recommend that you review the Schedule TO, including its exhibits, and the following materials which we have filed with the SEC before making a decision on whether to tender your options:

1.  Nuance’s annual report on Form 10-K for our fiscal year ended December 31, 2000, filed with the SEC on April 2, 2001 and Form 10-K/A filed with the SEC on October 19, 2001; and

2.  Nuance’s quarterly report on Form 10-Q for the quarter ended September 30, 2001, filed with the SEC on November 14, 2001.

These filings, our other annual, quarterly and current reports, our proxy statements and our other SEC filings may be examined, and copies may be obtained, at the following SEC public reference rooms:

450 Fifth Street, N.W. Room 1024 Washington, D.C. 20549	500 West Madison Street Suite 1400 Chicago, Illinois 60661

You may obtain information on the operation of the public reference rooms by calling the SEC at 1-800-SEC-0330.

Our SEC filings are also available to the public on the SEC’s Internet site at http://www.sec.gov.

Our common stock is quoted on the Nasdaq National Market under the symbol “NUAN” and our SEC filings can be read at the following Nasdaq National Market address:

Nasdaq Operations
1735 K Street, N.W.
Washington, D.C. 20006

Each person to whom a copy of this Offer to Exchange is delivered may obtain a copy of any or all of the documents to which we have referred you, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents) at no cost, by writing to us at Nuance Communications, Inc., 1005 Hamilton Court, Menlo Park, California 94025, or telephoning us at (650) 847-0000.

As you read the foregoing documents, you may find some inconsistencies in information from one document to another. If you find inconsistencies between the documents, or between a document and this Offer to Exchange, you should rely on the statements made in the most recent document.

The information contained in this Offer to Exchange about Nuance should be read together with the information contained in the documents to which we have referred you.

22.    Miscellaneous

We are not aware of any jurisdiction where the making of the Offer is not in compliance with applicable law. If we become aware of any jurisdiction where the making of the Offer is not in compliance with any valid applicable law, we will make a good faith effort to comply with such law. If, after such good faith effort, we cannot comply with such law, the Offer will not be made to, nor will tenders be accepted from or on behalf of, the option holders residing in such jurisdiction.

We have not authorized any person to make any recommendation on our behalf as to whether you should tender or not tender your options through the Offer. You should rely only on the information in this document or documents to which we have referred you. We have not authorized anyone to give you any information or to make any representations in connection with the Offer other than the information and representations contained in this document, the memorandum from Ronald A. Croen dated March 1, 2002, the Election Form and the Notice to Change Election from Accept to Rejects. If anyone makes any recommendation or representation to you or gives you any information, you must not rely upon that recommendation, representation or information as having been authorized by us.

March 1, 2002 Nuance Communications, Inc.

SCHEDULE A

INFORMATION CONCERNING THE DIRECTORS AND
EXECUTIVE OFFICERS OF NUANCE COMMUNICATIONS, INC.

The directors and executive officers of Nuance Communications, Inc. and their positions and offices as of February 22, 2002, are set forth in the following table:

Name	Position and Offices Held
Ronald A. Croen	President and Chief Executive Officer, Director

William Dewes	Vice President, Finance and acting Chief Financial Officer

Eng Yew Lee	Vice President, Technical Services

Matthew Lennig	Senior Vice President, Engineering

Stephen Milton	Vice President, Industry Solutions

Paul Scott	Senior Vice President, Worldwide Sales

Lynda Kate Smith	Vice President and Chief Marketing Officer

Donna Allen Taylor	Vice President, Human Resources and Chief People Officer

Curtis Carlson	Director

Vinton Cerf	Director

Yogen Dalal	Director

Irwin Federman	Director

Alan Herzig	Director

Gary Morgenthaler	Director

Philip Quigley	Director

The address of each director and executive officer is: c/o Nuance Communications, Inc., 1005 Hamilton Court, Menlo Park, California 94025.